SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”) is dated as of September 10, 2026, by and between AirJoule Technologies LLC, a Delaware limited liability company (the “Buyer”), Bitsink LLC, a South Carolina limited liability company (the “Company”), and Stanislav Dyshko (the “Seller” and, together with Buyer and the Company, each, a “Party” and collectively, the “Parties”).

W I T N E S S E T H:

WHEREAS, the Seller directly owns all of the issued and outstanding Equity Interests in the Company (the “Transferred Interests”); and

WHEREAS, the Seller desires to transfer to the Buyer, and the Buyer desires to acquire from the Seller, the Transferred Interests, on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual benefits to be derived and the representations and warranties, conditions and promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties hereto agree as follows:

Article 1

PURCHASE AND SALE; CLOSING
1.1.
Purchase and Sale of Transferred Interests. On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Seller shall sell, transfer, assign and deliver to the Buyer, and the Buyer shall purchase and acquire from the Seller, all of the Seller’s right, title and interest in and to the Transferred Interests, free and clear of all Encumbrances.
(a)
Consideration for Transferred Interests. The aggregate consideration to be paid or issued by the Buyer to the Seller for the Transferred Interests shall be:
(i)
An amount equal to (1) $18,000,000, plus (2) the amount of Cash of the Company Group, minus (3) the amount of Indebtedness of the Company Group, minus (4) the amount of the Transaction Expenses, minus (5) $2,000,000 (the “Deferred Consideration”) (collectively, the “Closing Date Cash Consideration”); and
(ii)
1,859,504 shares of Parent Stock in the aggregate issued to Sellers pursuant to this Agreement and the Subscription Agreement (the “Parent Stock Consideration,” and together with the Closing Date Cash Consideration, the Deferred Consideration, and any Earnout Amounts, the “Total Consideration”).

At the Closing, the Buyer shall pay the Closing Date Cash Consideration to the Seller in the amount set forth on Schedule 1 hereto, and shall pay the amount of the Estimated Transaction Expenses to the payees thereof. The Deferred Consideration shall be deposited by the Buyer at the Closing into a segregated interest-bearing account, and all interest and other earnings accrued thereon shall follow, and shall be paid to the Person entitled to receive, the portion of the Deferred Consideration on which such interest and earnings accrued, at the time such portion is paid or retained in accordance with this Agreement. Notwithstanding anything to the contrary herein, no item shall be counted more than once (whether as Indebtedness, Transaction Expenses, or a reduction of or addition to Cash, or otherwise) in calculating the Closing Date Cash Consideration or any adjustment thereto.

(b)
Estimated Closing Statement.
(i)
Attached as Schedule 1.1(b)(i) is the Seller’s good faith estimate of (1) the amount of Cash of the Company Group as of the close of business on the business day immediately preceding the Closing Date (the “Estimated Cash”), (2) the amount of Indebtedness of the Company Group as of the close of business on the business day immediately preceding the Closing Date (the “Estimated Indebtedness”), and (3) the Transaction Expenses as of the close of business on the business day immediately preceding the Closing Date (the “Estimated Transaction Expenses”), in each case in form and substance reasonably satisfactory to the Buyer. Such amounts shall be used to calculate the Closing Date Cash Consideration.
(c)
Closing Statement.
(i)
Within 60 days following the Closing, which period the Buyer may elect to extend for an additional 30 days in its sole discretion, the Buyer shall prepare or cause to be prepared a statement setting forth (1) the amount of Cash of the Company Group, (2) the amount of Indebtedness of the Company Group, and (3) the amount of Transaction Expenses, in each case as of the close of business on the business day immediately preceding the Closing Date (the “Closing Statement”). The Seller shall cooperate fully in the preparation of the Closing Statement. Upon completion of the Closing Statement, the Buyer shall deliver the Closing Statement to the Seller.
(d)
Post-Closing Adjustments.
(i)
If (A) the amount of the actual Cash of the Company Group, as conclusively determined as set forth in Section 1.1(f) (the actual Cash of the Company Group as so determined, the “Actual Cash”), is less than the Estimated Cash, (B) the amount of the actual Indebtedness of the Company Group, as conclusively determined as set forth in Section 1.1(f) (the actual Indebtedness of the Company Group as so determined, the “Actual Indebtedness”), is greater than the Estimated Indebtedness, and/or (C) the amount of the actual Transaction Expenses, as conclusively determined as set forth in Section 1.1(f) (the actual Transaction Expenses as so determined, the “Actual Transaction Expenses”), is greater than the Estimated Transaction Expenses, in the aggregate, then the Buyer shall retain that portion of the Deferred Consideration equal to the amount of such aggregate deficit (such aggregate deficit, the “Downward Purchase Price Adjustment”); provided, that if the Deferred Consideration is not sufficient to pay the entire amount of any such deficit, any remaining amount shall be paid directly by the Seller, and the Buyer shall have all other rights and remedies available to it to recover any such remaining amount from the Seller.

(ii)
If (A) the amount of the Actual Cash is greater than the Estimated Cash, (B) the amount of the Actual Indebtedness is less than the Estimated Indebtedness, and/or the amount of the Actual Transaction Expenses is less than the Estimated Transaction Expenses, in the aggregate, then the Buyer shall pay to the Seller the amount of such aggregate excess.
(iii)
Any payment required to be made by this Section 1.1(d) shall be made as provided in Section 1.1(e).
(e)
Post-Closing Adjustment Payments.
(i)
Other than any amount retained by the Buyer from the Deferred Consideration as set forth in Section 1.1(d)(i), the amount of any payment required to be made pursuant to Section 1.1(d) shall be paid to the Seller or the Buyer, as applicable, within 15 days after the final determination of such amount in accordance with Section 1.1(f).
(f)
Adjustment Finalization. Unless the Seller notifies the Buyer in writing (the “Dispute Notice”) within 20 business days after receipt by the Seller of the Closing Statement (the “Dispute Notification Period”), of any objections thereto (specifying in reasonable detail the statement so disputed together with the basis for such dispute), the Closing Statement shall be final and binding for all purposes, but without limiting Buyer’s right to indemnification under Section 5.6(a)(v) for Seller Taxes (it being understood that if the Closing Statement is not expressly disputed in a writing received by the Buyer in the Dispute Notification Period, it shall become final, binding and conclusive upon the expiration of the Dispute Notification Period). If the Seller timely notifies the Buyer of any such objection, the Buyer and the Seller shall attempt in good faith to reach an agreement as to the matter in dispute. If such Parties shall have failed to resolve any such dispute within 10 business days after receipt of timely notice of such objection (or such longer period mutually agreed to by the Buyer and the Seller), then any such disputed matter shall be submitted to and determined by an independent nationally recognized accounting firm that is mutually agreed upon by the Buyer and the Seller (the “Independent Accounting Firm”). The Independent Accounting Firm shall be given reasonable access to all of the records of the Company Group and the Seller to resolve any dispute regarding the Closing Statement, which determination with respect to any disputed matters in the Closing Statement shall be submitted to the Buyer and the Seller within 20 business days. The Independent Accounting Firm shall address only those items properly disputed in accordance with this Section 1.1(f) and the Independent Accounting Firm shall make its determination as to any disputed items within the dollar ranges set forth in the Closing Statement delivered by the Buyer, and the Dispute Notice delivered by the Seller. The fees and expenses of such Independent Accounting Firm incurred in resolving the disputed matter shall be equitably apportioned by the Independent Accounting Firm based on the extent to which the Buyer, on the one hand, or the Seller, on the other hand, is determined by the Independent Accounting Firm to be the prevailing party in the resolution of such disputed matters. The Closing Statement, properly disputed hereunder shall, after resolution of such dispute pursuant to this Section 1.1(f), be final, binding and conclusive on all Parties.
1.2.
Closing. Contemporaneously with the execution of this Agreement, on the date hereof (the “Closing Date”), and on the terms and subject to the conditions contained herein, the Parties shall consummate the following closing transactions (the “Closing”):

(a)
The Seller shall deliver, or shall cause to be delivered to the Buyer:
(i)
an assignment, in the form attached hereto as Exhibit A (the “Assignment Agreement”), evidencing the transfer, conveyance, assignment and delivery to Buyer of all of the Transferred Interests, duly executed by the Seller, together with any certificate or instrument which immediately prior to Closing represented such Transferred Interests;
(ii)
a valid and duly executed and completed IRS Form W-9 for the Seller dated as of the Closing Date;
(iii)
the Subscription Agreement, duly executed by the Seller; and
(iv)
all other documents and certificates reasonably required to be delivered by the Seller in order to effect the transactions contemplated hereby, including any required third-party consents, in form and substance reasonably satisfactory to the Buyer and its counsel.
(b)
The Company shall deliver, or shall cause to be delivered to the Buyer:
(i)
a certificate of existence and good standing for each Company Group member issued by the appropriate public officials of the applicable jurisdiction in which such Company Group member is organized, dated no more than three business days prior to the Closing;
(ii)
a certificate, dated as of the Closing Date, signed by an authorized officer of the Company and attaching certified copies of the Company’s Organizational Documents and resolutions of the Company’s board of managers (or equivalent governing body) and requisite Company equityholders authorizing the Company to consummate the transactions contemplated by this Agreement;
(iii)
(A) customary payoff letters with respect to all of the Company Group’s outstanding Indebtedness that is set forth on Schedule 1.2(b)(iii) providing for the repayment and termination of any agreements governing such Indebtedness (the “Payoff Letters”); (B) releases of any and all Encumbrances on (1) the Transferred Interests and (2) all assets or property of the Company Group; (C) releases of any and all guarantees by the Company of any obligations of the Seller or any Affiliates of the Seller; and (D) UCC-3 termination statements or similar documents evidencing the termination of all Encumbrances with respect to the Indebtedness described in clause (A) above;
(iv)
evidence reasonably satisfactory to the Buyer of the termination of all Affiliate Transactions, including the Affiliate Transactions described on Schedule 1.2(b)(iv) (other than the IntelliedgeAI Purchase Orders, which shall continue in accordance therewith);
(v)
the IntelliedgeAI 12MW Purchase Order, duly executed by the Company and IntelliedgeAI;
(vi)
an amended and restated lease agreement between Southline Group LLC, as landlord, and the Company, as tenant, with respect to the premises located at 604 S. Alabama Avenue, Chesnee, South Carolina 29303, providing for an initial premises of 65,000 square feet with an expansion option for an additional 20,000 square feet (for a total of 85,000 square feet), and which shall not preclude the Seller or his Affiliates from developing the balance of such property (including for IntelliedgeAI, Inc.) for other ventures;
(vii)
a written letter of resignation for each officer and director of the Company Group, in form and substance reasonably satisfactory to Buyer, effective at or prior to the Closing;
(viii)
an invention assignment agreement duly executed by each Company Group employee, assigning any Intellectual Property Rights developed by such employee to the applicable Company Group member, in form and substance reasonably satisfactory to Buyer; and
(ix)
an offer letter duly executed by each Company Group employee set forth on Schedule 1.2(b)(ix) (the “Offer Letters”).
(c)
The Buyer shall deliver, or shall cause to be delivered to the Seller, or pay, or cause to be paid, as applicable:
(i)
an executed counterpart from the Buyer to the Assignment Agreement;
(ii)
an executed counterpart from Parent to the Subscription Agreement;
(iii)
an executed counterpart from the Buyer to each Offer Letter;
(iv)
to the Seller, by wire transfer of immediately available funds to the accounts designated by the Seller in writing to Buyer at least three business days prior to the Closing, the cash amount payable to the Seller as set forth on Schedule 1, equal in the aggregate to the Closing Date Cash Consideration;
(v)
to the Seller, the issuance of the Parent Stock Consideration pursuant to the Subscription Agreement;
(vi)
to each holder of outstanding Indebtedness of the Company that is set forth on Schedule 1.2(b)(iii), on behalf of the Company, the amounts necessary to satisfy all of the Company’s outstanding Indebtedness by wire transfer of immediately available funds, in accordance with the applicable Payoff Letters contemplated by Section 1.2(b)(iii); and
(vii)
to each applicable Person who is owed any Transaction Expenses as set forth on Schedule 1.1(b)(i), on behalf of the Company or the Seller (as applicable), the Transaction Expenses owed to such Person to such accounts as directed by such Person.
1.3.
Deferred Consideration.
(a)
On or within 10 business days following the finalization of the post-Closing adjustment payments pursuant to Section 1.1(e), the Buyer shall pay, or cause to be paid, to the Seller a portion of the Deferred Consideration equal to the excess (if any) of (x) $250,000 over (y) the Downward Purchase Price Adjustment. On or within 10 business days following the date that is 12 months after the Closing Date (the “Release Date”), the Buyer shall pay, or cause to be paid, to the Seller the portion of the Deferred Consideration equal to the excess, if any, of (x) the aggregate remaining amount of the Deferred Consideration, less (y) the sum of the aggregate amount of Losses specified in any then unresolved indemnification claims made by the Buyer Parties (as defined below) pursuant to this Agreement. To the extent that, on the Release Date, any amount has been withheld from distribution from the portion of the Deferred Consideration on such date on account of an unresolved claim for indemnification and, subsequent to such Release Date, such claim is resolved, the Buyer shall promptly pay, or cause to be paid, (i) to the Buyer Parties the amount of Losses, if any, due in respect of such claim as finally determined and (ii) to the Seller an amount equal to the excess, if any, of the amount theretofore withheld from distribution in respect of such claim over the payment, if any, made pursuant to the foregoing clause (i) of this Section 1.3(a).
1.4.
Potential Earnout Payments.
(a)
Terms Applicable to Potential Earnout Payments Generally.
(i)
Within 10 business days after any date on which the payment of an Earnout Amount becomes final and binding on the parties hereto in accordance with the provisions of this Section 1.4, the Buyer shall cause Parent to issue to the Seller a number of shares of Parent Stock with an aggregate Parent Stock Earnout Value equal to such Earnout Amount. Such shares of Parent Stock shall be issued pursuant to, and subject to the terms and conditions of, the Subscription Agreement.
(ii)
All payments made by the Buyer and/or Parent pursuant to this Section 1.4 shall be deemed to be adjustments for U.S. federal (and applicable state and local) income Tax purposes to the Total Consideration paid by Buyer for the Transferred Interests.
(iii)
Schedule 1.4(a)(iii) sets forth (A) a table showing the First Earnout Amount, Second Earnout Amount, and Earnout Catchup Amount, respectively, payable for certain whole percentages of the applicable Revenue Target represented by the applicable Revenue Amount and (B) several sample calculations of the First Earnout Amount, Second Earnout Amount, and Earnout Catchup Amount, respectively, given certain Revenue Amount scenarios for the First Earnout Year, Second Earnout Year, and Catchup Earnout Year. The First Earnout Amount, Second Earnout Amount, and Earnout Catchup Amount shall be calculated as set forth on Schedule 1.4(a)(iii) (after use of interpolation).
(iv)
Buyer agrees that, until the end of the Catchup Earnout Year, Buyer shall not take any action intended to materially impede, frustrate or reduce the achievement or payment of any Earnout Amount.

(A) Subject to Section 1.4(a)(iv), from and after the Closing and notwithstanding any other provision in this Agreement, Buyer and its Affiliates (including, after the Closing, the Company Group) have the right to operate, sell or market the Business in any way that they deem appropriate, (B) Buyer and its Affiliates are under no obligation to operate the Business in a manner consistent with the manner in which the Company Group’s Business was operated prior to the Closing Date, (C) Buyer and its Affiliates are under no obligation to continue to serve any existing client of the Company Group after the Closing, (D) any Earnout Amount is speculative and is subject to numerous factors outside the control of Buyer and the Business, (E) there is no assurance that the Seller will receive any Earnout Amount and Buyer and its Affiliates have not promised nor projected any Earnout Amount, (F) Buyer and its Subsidiaries owe no fiduciary duties or other express or implied duty to the Company or Seller and the Company and Seller hereby waive any such duties, including any implied duty of good faith and fair dealing, and (G) the parties hereto (including the Seller) solely intend the express provisions of this Agreement to govern their contractual relationship. Notwithstanding the foregoing, following the Closing the Buyer shall cause the Company Group to provide the specific products at the specified price, as set forth on Schedule 1.4(a)(v) hereto (the “Specified Pricing”), under the IntelliedgeAI Purchase Orders, and neither the Buyer nor any of its Affiliates shall cause the Company to cancel or modify the Specified Pricing without IntelliedgeAI’s written consent, except upon IntelliedgeAI's failure to pay amounts when due thereunder or its uncured material breach thereof, in each case after notice and any applicable cure period. If, prior to the end of the Catchup Earnout Year, the Buyer or any of its Affiliates sells or transfers all or substantially all of the Company Group (including by a sale or transfer of the equity interests of the Buyer), or all or substantially all of the assets of the Company Group, to any Person (other than any Affiliate of Buyer where Buyer remains obligated for the Earnout Amounts hereunder), then, as a condition to the consummation of such transaction, the Buyer shall either, at Buyer’s sole discretion, (x) pay, or cause to be paid, to the Seller, upon the consummation of such transaction, an amount equal to the aggregate maximum unpaid Earnout Amounts or (y) cause the acquiror to, in the event that Buyer is not a direct or indirect subsidiary of the acquiror as of immediately following the consummation of such transaction, assume in writing all of the Buyer's obligations under this Agreement and the other Transaction Documents (including, if applicable, the obligations with respect to the Earnout Amounts (including any Parent guarantee) under the Subscription Agreement), and, following any such assumption, such acquiror shall be solely liable therefor; provided that, the Earnout Amounts shall be payable (as and when otherwise payable hereunder) solely in immediately available funds (and not in Parent Stock) following such transaction contemplated by clause (y).

Calculation of Potential Earnout Payments.

(v)
Within 120 days after each of the last day of the First Earnout Year, the last day of the Second Earnout Year, and the last day of the Catchup Earnout Year, respectively, Buyer shall deliver to the Seller a statement (each, an “Earnout Statement”) setting forth in reasonable detail Buyer’s calculation of the First Earnout Percentage, the Second Earnout Percentage (and, if applicable, the Second Cumulative Earnout Percentage), or the Catchup Earnout Percentage, as applicable, and the corresponding Earnout Amount (if any).
(vi)
If within 20 business days following delivery of an Earnout Statement to the Seller, the Seller has not delivered to Buyer a written notice (an “Earnout Objection Notice”) of its objections to the calculation of the applicable Earnout Amount on or before the corresponding date, as applicable (which Earnout Objection Notice must contain a statement describing in reasonable detail the nature, basis and amount of any such objection and the Seller’s proposed modification(s) to the Earnout Amount), then such Earnout Amount shall become final and binding on the parties. If the Seller delivers an Earnout Objection Notice within such twenty-day period, then (1) the Seller and Buyer shall endeavor in good faith to resolve such dispute, for a period not to exceed 30 days from the date of delivery of an Earnout Objection Notice, and (2) if the amount of such Earnout Amount is agreed to in writing by Buyer and the Seller during such 30-day period, then such amount as agreed to in writing shall become final and binding on the parties.

(vii)
If at the end of such 30-day period any dispute regarding such Earnout Amount remains, then such dispute shall be submitted for resolution to the Independent Accounting Firm. The Independent Accounting Firm shall review the relevant portions of such Earnout Statement and the Earnout Objection Notice and deliver a report to the Seller and Buyer setting forth the Independent Accounting Firm’s determination of such Earnout Amount within 30 days after such dispute is submitted to the Independent Accounting Firm for resolution. Each party shall furnish to the Independent Accounting Firm such workpapers and other documents and information relating to such dispute as the Independent Accounting Firm may reasonably request and are available to that party or its Subsidiaries (or its independent public accountants), subject to prior receipt of any required third-party consents, and will be afforded the opportunity to present to the Independent Accounting Firm any material relating to the determination of such Earnout Amount and to discuss such determination with the Independent Accounting Firm. The Independent Accounting Firm’s determination as to each dispute regarding such Earnout Amount that is submitted to it shall be (1) based solely on written presentations by Buyer and the Seller which are in accordance with the guidelines and procedures set forth in this Agreement (i.e., not on the basis of an independent review), (2) in writing and (3) conclusive and binding upon Buyer, the Company, Seller absent manifest error. The Independent Accounting Firm shall consider only the remaining disputes regarding such Earnout Amount. The fees and expenses of the Independent Accounting Firm shall be payable by the parties in accordance with Section 1.1(f).
(viii)
Notwithstanding anything to the contrary in this Agreement, the Earnout Amounts shall not exceed $40,000,000 in the aggregate.
1.5.
Withholding. The Buyer and its Affiliates shall be entitled to deduct and withhold from any amounts otherwise payable or deliverable pursuant to this Agreement (and the Seller and each of its Affiliates shall indemnify, defend and hold harmless the Buyer and its Affiliates against) such amounts as the Buyer determines may be required to be deducted or withheld therefrom under applicable Law; provided, however, that, other than with respect to any withholding or deduction related to the failure to deliver the IRS form described in Section 1.2(a)(ii), Buyer shall (a) use commercially reasonable efforts to provide to Seller notice of its intent to so deduct and withhold reasonably in advance of any such deduction or withholding, and (b) cooperate in good faith with Seller to minimize the amount of any applicable withholding on amounts payable to the Seller to the extent permitted by applicable Law. To the extent such amounts are so deducted or withheld and paid over to the applicable Governmental Authority, such amounts shall be treated for all purposes as having been paid to the Person to whom such amounts would otherwise have been paid absent such deduction or withholding.
Article 2

REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE SELLER

The Seller hereby represents and warrants to Buyer, as of the date hereof or as of such other day as may be specifically set forth in such representation or warranty, as follows:

2.1.
Organization and Authorization. Seller has full right, power, authority and capacity to execute, deliver and perform this Agreement and such other Transaction Documents to which any such Person is a party, and to perform Seller’s obligations hereunder and thereunder. This

Agreement has been duly executed and delivered by Seller. This Agreement and each other agreement and instrument to be executed or delivered by Seller constitute, or will constitute when executed and delivered, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms. Seller has not been declared (by any appropriate court or other authority) to be incompetent or of an unsound mind, and is of sound mind. Seller is able to pay his debts when due and has not been declared (by any appropriate court or other authority) to be bankrupt and has not entered into any arrangement or compromise with any creditors.
2.2.
No Conflict. Neither the execution and delivery of this Agreement or any other agreement or instrument to be executed and delivered in connection herewith by Seller nor the consummation of the transactions contemplated hereby or thereby nor the fulfillment by Seller of any of terms contemplated hereby or thereby will, except as described on Schedule 2.2: (a) conflict with or result in a breach by Seller of, or constitute a default under, or create an event that, with the giving of notice or the lapse of time, or both, would be a default under or breach of, or give a right to terminate or cancel under, any of the terms, conditions or provisions of any judgment, order, writ, injunction, decree or demand of any Governmental Authority involving Seller; or (b) result in the creation or imposition of any Encumbrance of any nature whatsoever upon any of the Transferred Interests.
2.3.
Ownership. Seller is the record and beneficial owner of the Equity Interests of the Company set forth opposite Seller’s name on Schedule 1, free and clear of all Encumbrances, other than restrictions on transfer that may be imposed by state or federal securities Laws and the Company’s Organizational Documents.
2.4.
Litigation. There is no Proceeding pending against Seller or, to the knowledge of Seller, threatened against Seller, in each case, that challenges the validity or enforceability of this Agreement with respect to Seller or seeks to enjoin or prohibit consummation of, or seeks other material equitable relief with respect to, any transaction contemplated in this Agreement or any other agreement or instrument to be executed and delivered in connection herewith by Seller with respect to Seller or that could reasonably be expected to impair or delay Seller’s ability to consummate the transactions contemplated hereby or thereby.
2.5.
Brokers’ and Finders’ Fees. Except for the engagement of B. Riley Securities, Inc. (“B. Riley”), whose fees shall be borne by the Seller and to which the Seller has paid a one-time upfront retainer of $50,000 that is creditable against the success fee payable to B. Riley upon the Closing, Seller has not incurred, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with this Agreement or any transaction contemplated in this Agreement.
Article 3

REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE COMPANY GROUP

Seller hereby represents and warrants to the Buyer, as of the date hereof or as of such other day as may be specifically set forth in such representation or warranty, as follows:

3.1.
Organization. The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of South Carolina and has full organizational power and authority necessary to own and operate its properties and to carry on its business as now conducted. The copies of the Organizational Documents of each Company Group member that have been made available to the Buyer are true, correct and complete copies of such documents and reflect all amendments made thereto at any time prior to the Closing Date. No Company Group member is in default under or in violation of any provision of its Organizational Documents.
3.2.
Authorization; Enforceability. The execution, delivery and performance by the Company of this Agreement and each other Transaction Document and each of the transactions contemplated hereby or thereby have been duly and validly authorized by the Company, its board of directors and equityholders, if applicable, and no other action or approval is necessary for the execution, delivery or performance of this Agreement by the Company. The Company has full right, power, authority and capacity to execute, deliver and perform this Agreement and such other Transaction Documents to which the Company is a party, and to perform the Company’s obligations hereunder and thereunder. This Agreement has been duly executed and delivered by the Company. This Agreement and each other agreement and instrument to be executed or delivered by the Company constitute, or will constitute when executed and delivered, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms.
3.3.
Capitalization; Subsidiaries.
(a)
The Transferred Interests constitute all of the issued and outstanding Equity Interests of the Company, and have been duly authorized, are validly issued, are not subject to, nor were they issued in violation of, any preemptive rights or rights of refusal or any Encumbrance, were issued in accordance with the registration or qualification requirements of the Securities Act and any other applicable securities Laws or pursuant to valid exemptions therefrom, and are owned of record and beneficially immediately prior to the Closing, by the Seller. There are no outstanding, authorized or promised options, warrants, rights to purchase or sell, calls, puts, rights to subscribe, conversion rights or other Contracts to which the Company is a party or that are binding upon the Company or the Seller providing for the issuance, disposition or acquisition of any of Equity Interests of the Company (other than this Agreement).
(b)
There are no outstanding or authorized equity appreciation rights, phantom equity rights, profit participation or similar rights with respect to the Company. There are no voting trusts, proxies or any other Contracts with respect to the voting of the Equity Interests of the Company. The Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its Equity Interests or to make any distribution of any kind in respect of any such Equity Interest.
(c)
Schedule 3.3(c) sets forth a complete and accurate list of each Subsidiary of the Company, its jurisdiction of formation and its issued and outstanding Equity Interests. All of the Equity Interests of the Subsidiaries listed on Schedule 3.3(c) are directly or indirectly owned by the Company, free and clear of all Encumbrances (other than as set forth in the Organizational Documents of such Subsidiary or restrictions on transfer arising pursuant to federal, state or provincial securities Laws). All of the Equity Interests of each Subsidiary of the Company have been duly authorized, are validly issued, fully paid and nonassessable. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Equity Interests of any Subsidiary of the Company. There are no stock appreciation, phantom stock, profit participation, authorized equity appreciation or similar rights affecting the Equity Interests of any Subsidiary of the Company Group. Each Subsidiary of the Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation. Each Subsidiary of the Company is qualified to do business as a foreign entity and is in good standing (or the equivalent thereof) in each jurisdiction in which the ownership of properties or the proper conduct of its business requires such Subsidiary of the Company to be so qualified, except to the extent the failure to qualify would be material to the Company Group, taken as a whole. Each Subsidiary of the Company has all required power and authority to carry on its business as currently conducted and to own, operate and lease the assets it now owns, operates or leases where such properties are owned, leased or operated. Except as set forth in Schedule 3.3(c), the Company does not own, and has not owned, directly or indirectly, any Equity Interests or other interest in any other Person and the Company is not and has not otherwise been a party to any joint venture, and there are no outstanding obligations of the Company to provide funds or make any investment (in the form of a loan, capital contribution, purchase of any Equity Interest or otherwise) in any other Person.
(d)
No holder of any Indebtedness of the Company has the right to vote in the capacity of an equityholder of the Company on any matters on which the Company’s equityholders may vote (or which by its terms is convertible into, or exchangeable for, securities having such right). As of immediately prior to the Closing, no equityholder of the Company will indirectly or directly own or control (other than through the Company or any Subsidiary) any assets used or held for use in the Business.
(e)
At the Closing, the Seller shall deliver and convey to the Buyer good and valid title to all of the Transferred Interests, free and clear of all Encumbrances. Immediately following the Closing, the Buyer will be the sole record and beneficial holder of all issued and outstanding Equity Interests in the Company or other rights to acquire or receive any Equity Interests in the Company.
3.4.
Financial Statements; Indebtedness.
(a)
The Company has delivered to the Buyer and attached hereto as Schedule 3.4(a): (i) the unaudited financial statements of the Company Group for the fiscal years ended December 31, 2024, and December 31, 2025, and (ii) the unaudited financial statements of the Company Group for the seven-month period ended July 31, 2026 (collectively, the “Financial Statements”). Except as set forth on Schedule 3.4(a), the Financial Statements (including the notes thereto, if any) (A) are prepared on the cash basis of accounting, consistently applied, (B) present fairly in all material respects the assets and liabilities of, and the financial position, results of operations and cash flows of, the Company Group as of the dates and for the periods then ended, consistently applied, and (C) are in agreement with the books and records of the Company Group.
(b)
The Company Group does not have any Indebtedness or obligation or liability (in any case, whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated or due or to become due) other than:

(i) liabilities and obligations set forth on the Financial Statements, (ii) liabilities and obligations which have arisen since July 31, 2026, in the ordinary course of business (none of which is a liability resulting from, arising out of, relating to, in the nature of, or caused by any breach of contract, breach of warranty, tort, infringement, violation of Law, environmental matter, claim or lawsuit); and (iii) liabilities and obligations set forth on Schedule 3.4(b).
3.5.
Absence of Certain Developments. Except as set forth on Schedule 3.5 and except as expressly contemplated by this Agreement, since December 31, 2025, (i) there has not been any event, occurrence or development that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect, and (ii) no Company Group member has:
(a)
operated other than in the ordinary course of business;
(b)
redeemed or repurchased, directly or indirectly, any of its Equity Interests or declared, set aside or paid any dividends or made any other distributions with respect to its Equity Interests or made any payments or set aside any amounts with respect to any equity appreciation rights, phantom equity plans or similar arrangements or entered into any stock split, reverse stock split or other securities split, combination or recapitalization;
(c)
issued, sold or transferred any notes, bonds or other debt securities, any of its Equity Interests, any securities convertible, exchangeable or exercisable into its Equity Interests, or any warrants, options or other rights to acquire its Equity Interests or granted any equity appreciation, phantom equity or other similar rights;
(d)
borrowed or agreed to borrow any amount or incurred or become subject to any Indebtedness, or incurred any liabilities outside of the ordinary course of business, or guaranteed any of the foregoing of another Person;
(e)
discharged or satisfied any Encumbrance or paid any material liability, other than Encumbrances discharged or satisfied or liabilities paid in the ordinary course of business and that are not material in amount in the aggregate;
(f)
mortgaged, pledged or subjected to any Encumbrance (other than a Permitted Encumbrance) any portion of its properties or assets;
(g)
acquired, sold, leased, assigned or transferred tangible assets having a replacement value of more than $25,000, or canceled or compromised any debts or claims owing to or held by it;
(h)
sold, assigned, licensed, sublicensed or transferred any Intellectual Property Rights or permitted to lapse, expire, abandon or otherwise dispose of any Intellectual Property Rights;
(i)
disclosed any confidential information (other than pursuant to Contracts preserving all material rights of the Company Group in such confidential information) or received any confidential information of any third party in violation of any obligation of confidentiality;

(j)
suffered any damage, destruction, theft, loss or interference, whether or not covered by insurance, affecting the assets and properties of the Company Group having a replacement cost of more than $25,000, or otherwise suffered any extraordinary losses;
(k)
amended, canceled, terminated, relinquished, waived or released any Contract or right other than in the ordinary course of business and that, in the aggregate, would not be material to the Company Group, or waived any material rights of any value, whether or not in the ordinary course of business;
(l)
(i) made or granted any new, or increased any existing, bonus, equity award, severance entitlement, or any wage, salary or other element of compensation to any officer, employee, director, representative or consultant of the Company Group, (ii) entered into, amended or terminated any employee benefit plan or arrangement or agreement or adopted any new employee benefit plan or arrangement (including any such plan, arrangement or agreement providing for retention, change of control, severance or similar payments or potential payments), or (iii) taken any action to accelerate the time of payment or vesting of any payment or benefit or provide any additional or increased rights, payments or benefits (including funding of compensation or benefits through a trust or otherwise) to any current or former employee, officer, director, consultant or other service provider of the Company Group;
(m)
implemented any location closing or other layoff of employees that could implicate the Worker Adjustment Retraining and Notification Act, 29 U.S.C. § 2101 et seq., or any similar applicable Laws (collectively, the “WARN Act”);
(n)
conducted its cash management practices other than in the ordinary course of business (including with respect to maintenance of working capital balances, collection of accounts receivable and payment of accounts payable, billing, marketing, sales, credit and discount practices) or otherwise failed to promptly pay and discharge current liabilities when due and consistent with past practices;
(o)
made any capital expenditures or commitments for capital expenditures that aggregate in excess of $25,000;
(p)
made any loans or advances to, or guarantees for the benefit of, any Persons;
(q)
entered into any lease of capital equipment or real estate;
(r)
made any charitable contributions or pledges or paid any association fees or dues in excess of $5,000;
(s)
changed any of its accounting or Tax reporting principles, methods or policies;
(t)
adopted a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or merged or consolidated with any other Person or otherwise acquired or disposed of any business, a significant portion of the assets or the Equity Interests of any Person;
(u)
instituted, settled or otherwise became involved in any Proceeding;

(v)
changed or authorized any change in its Organizational Documents;
(w)
entered into any Affiliate Transaction or made any payment (whether as a loan or otherwise) to any Affiliate other than regular compensation and usual benefit payments in the ordinary course of business;
(x)
received any notice or threat of any adverse change in the relationship between such Company and its customers, suppliers or other vendors;
(y)
entered into a new line of business or abandoned or discontinued any existing line of business;
(z)
made (outside of the ordinary course of business and inconsistent with past practice), changed or rescinded any election relating to Taxes, amended any Tax Return, surrendered any right to claim a refund of Taxes, entered into any agreement relating to Taxes (including any closing agreement or agreement to extend or waive the statute of limitations with respect to Taxes), settled or compromised any Proceeding or liability relating to Taxes, or taken any other action that has (or could have) the effect of increasing the Tax liability of the Company Group for any Tax period (or portion thereof) beginning after the Closing Date;
(aa)
entered into any Contract or effected any resolution to take any of the actions described in Sections 3.5(b) through 3.5(z), inclusive.
3.6.
Real Property Matters.
(a)
The Company Group does not own any land, buildings, structures, improvements, fixtures or other real property (or rights or interests therein).
(b)
Schedule 3.6(b) is a true, correct and complete list of all (i) land, buildings, structures, improvements, fixtures or other real property (or rights or interests therein) leased, licensed, or otherwise possessed, occupied, operated or used (but not owned) by the Company Group, including any option as a party to or bound by any contract for the purchase, sale, or lease of any real estate interest (the “Leased Real Property”), and (ii) leases, subleases, licenses, sublicenses, or other contract or agreement under which the Company Group is permitted to possess, occupy, operate or use any Leased Real Property, and all amendments thereto or other modifications thereof (the “Real Property Leases”). The Company or its applicable Subsidiary has valid and existing leasehold title to all of the Leased Real Property, free and clear of all Encumbrances other than Permitted Encumbrance. Other than the Company or its applicable Subsidiary and the lessor or landlord under the applicable Real Property Lease, no Person has any rights to possess, occupy, operate from or use the Leased Real Property or any portion thereof. All amounts due from or payable by the Company Group with respect to any of the Real Property Leases have been paid in full.
(c)
The Leased Real Property constitutes all of the real property owned, leased, licensed, possessed, occupied, operated or used by the Company Group. The Company has made available to the Buyer true, correct and complete copies of (i) all Real Property Leases, and (ii) to the extent in either of the Company Group members’ or any of their respective Affiliates’ possession or control, all title opinions, title insurance policies, surveys and assessments or reports of engineers or environmental consultants related to the Leased Real Property. The Leased Real Property complies in all material respects with all applicable laws, including zoning requirements, and the Company Group has not received any notifications from any Governmental Authority or insurance company recommending improvements to the Leased Real Property or any other actions relative to the Leased Real Property.
(d)
Except as set forth on Schedule 3.6(d), the Company Group owns valid title to, or a valid leasehold in, free and clear of all Encumbrances (other than Permitted Encumbrances), all of the personal property and assets which are shown on the Financial Statements or acquired by the Company Group thereafter, other than disposable or obsolete properties and assets sold or otherwise disposed of in the ordinary course of business after the date of the Financial Statements.
3.7.
Contracts and Commitments.
(a)
Schedule 3.7(a) contains a true, correct and complete list of all Material Contracts, including a list (organized by category below) of each such Material Contract that:
(i)
requires or is reasonably expected to involve payments to or from the Company Group of (1) more than $25,000 in any future consecutive 12-month period or (2) more than $25,000 over the remaining life of such Contract other than a Contract that (A) is terminable by any party thereto giving notice of termination to the other party thereto (with or without cause) not more than 30 days in advance of the proposed termination date and (B) even if so terminable, contains no post-termination obligations (other than inchoate indemnity obligations), termination penalties, buy-back obligations or similar obligations;
(ii)
constitutes a purchase order or other Contract relating to the sale, purchase, lease or provision by the Company Group of goods or services that is not on a Company Group member’s standard terms and conditions in the form made available to the Buyer;
(iii)
grants any Person the exclusive right to sell the Company Group’s products or provide services within any geographical region;
(iv)
purports to limit the freedom of any Company Group member to compete in any line of business or with any Person or to conduct business in any geographic location (including any Contract that includes an “exclusivity” provision) or to refrain from soliciting any Person for business or employment purposes;
(v)
contains any minimum volume commitment or other minimum purchasing requirement;
(vi)
relates to the distribution, placement, marketing, resale, advertising or promotion of the Company Group’s products or services;
(vii)
relates to the acquisition or disposition of any business, a material amount of the securities or assets of any other Person or any real property (whether by merger, sale of securities, sale of assets or otherwise), or that involves any earn-out or similar payments (other than this Agreement and the other Transaction Documents);

(viii)
relates to the payment of any Tax or the filing of Tax notices or Tax Returns;
(ix)
is for the sale of goods or services and has not been substantially completed by Company Group as of the Closing Date and that (A) was entered into by any Company Group member on terms known at the time the Contract was entered into not to be commercially reasonable or (B) was entered into with the expectation that any Company Group member would incur a loss;
(x)
was entered into outside of the ordinary course of business of the Company Group;
(xi)
constitutes a partnership, joint venture or other similar Contract;
(xii)
relates to Indebtedness, any Contract creating a capital lease obligation, any Contract for the sale or factoring of accounts receivable, any Contract constituting a guarantee of Indebtedness of any other Person or any Contract requiring any Company Group member to maintain the financial position of any other Person;
(xiii)
creates an Encumbrance on any of the Transferred Interests or any assets of the Company Group, other than a Permitted Encumbrance;
(xiv)
requires a Company Group member to make, or pursuant to which any Company Group member has made, advances or loans to, or an investment in, any other Person, or that guarantees the contractual performance of any other Person;
(xv)
requires a Company Group member to make, or pursuant to which any Company Group member has made, any guaranty, surety or indemnification, direct or indirect, by such Company Group member, in each case, where the annual obligations under such agreement are more than $25,000;
(xvi)
involves (A) the licensing or granting of any right to the Company Group of any Intellectual Property Rights that are material to a Company Group member or involves consideration in excess of $25,000 (other than license agreements for unmodified “off-the-shelf” software on generally standard terms and conditions involving total consideration of less than $10,000) or (B) the licensing or granting of any right to any third party of any Intellectual Property Rights (other than non-exclusive licenses to the Company Group’s customers in the ordinary course of business on a Company Group member’s standard terms and conditions in the form made available to the Buyer);
(xvii)
provides for (A) the purchase or sale of real property or (B) the lease of any real property or any item or items of personal property (including any master lease covering multiple items of personal property) with a rental expense under such lease in excess of $10,000 annually (whether for a single item or multiple items);
(xviii)
provides for the deferred payment of any purchase price including any “earn out” or other contingent fee arrangement;
(xix)
is an Affiliate Transaction;

(xx)
is a management service or similar Contract;
(xxi)
provides for the employment or engagement of any Person on a full-time, part-time, consulting or other basis;
(xxii)
is with any labor union or association or other Person representing or seeking to represent any employee of the Company Group or any other individual who provides services to the Company Group;
(xxiii)
is between a Company Group member and any Governmental Authority;
(xxiv)
involves interest rate swaps, cap or collar agreements, commodity or financial future or option contracts or similar derivative or hedging Contracts;
(xxv)
grants to any Person a right of first refusal, first offer or other right to purchase the Transferred Interests or any assets of the Company Group;
(xxvi)
requires any member of the Company Group to make a payment as a result of the consummation of the transactions contemplated by this Agreement or that contains a provision restricting, or granting any other Person any right in the event of, any change of control;
(xxvii)
contains a “most favored nation” clause or similar provision; and
(xxviii)
is with any professional employer organization, personnel staffing organization, employee leasing organization or other Person that provides personnel services or other employment related or employee benefit related services to the Company Group.
(b)
Except as specifically contemplated by this Agreement or disclosed on Schedule 3.7(a), (1) no Material Contract has been terminated or breached in any material respect by the applicable Company Group member or by the other party thereto, (2) the Company Group has performed in all material respects the obligations required to be performed by it in connection with all Material Contracts and no Company Group member has received any written claim of or otherwise has knowledge of any default under any Material Contract, (3) the Company Group has no knowledge of any anticipated breach by any party to any Material Contract and no event has occurred that, with notice or passage of time or both, would constitute a material breach or default of any Material Contract or give rise to a right of termination, acceleration or any adverse modification thereunder, and (4) each Material Contract is legal, valid, binding, enforceable, and in full force and effect with respect to the applicable Company Group member and with respect to the other party thereto. No party has asserted or has any right to offset, discount or otherwise abate any amount owing under any Material Contract, and there are no oral agreements or waivers modifying the written terms of any Material Contract.
(c)
The Company has made available to the Buyer true, correct and complete copies of all Material Contracts (including all amendments, waivers or other changes thereto).
3.8.
Sufficiency of Assets. The assets of the Company Group constitute all of the rights, title and interest (a) used or held for use in the conduct of the Business, (b) necessary in all material respects for the operation of the Business and (c) utilized by the Company Group to generate the financial results reflected in the Financial Statements.
3.9.
Permits and Authorizations. All consents, licenses (including government licenses), permits, accreditations, exemptions, declarations, certificates, grants or other authorizations of all Governmental Authorities that are necessary for the proper conduct of the Business are collectively referred to herein as “Authorizations.” The Company Group members own or possess all right, title and interest in and to all of the Authorizations that are necessary to conduct the Business as presently conducted. All of the Authorizations owned or used by the Company Group as of the date of this Agreement will be available for use on identical terms and conditions immediately subsequent to the consummation of the transactions contemplated by this Agreement. The Company Group members are in compliance in all material respects with the terms and conditions of all Authorizations, and the consummation of the transactions contemplated by this Agreement will not, except as disclosed on Schedule 3.8, require any consent, renewal or notice with respect to any Authorization. The Company has made available to the Buyer true, accurate and complete copies of all Authorizations of the Company Group, in each case, as amended or otherwise modified and in effect.
3.10.
Compliance with Laws. Except as disclosed on Schedule 3.10 hereto, each Company Group member and its respective officers, directors, managers, members, agents and employees is and has been in compliance with all material applicable orders, decrees, judgments, injunctions, and awards promulgated by applicable state, federal, local, or foreign Governmental Authorities and arbitrators (public or private). Except as disclosed on Schedule 3.10 hereto, each of the Company Group members is and has been in compliance with all material applicable laws, acts, statutes, regulations, rules, conditions of participation, standards and ordinances (“Laws”) of all Governmental Authorities applicable to the Company Group. Except as disclosed on Schedule 3.10, no Proceeding has been received by any Company Group member or employee of the Company Group, or has been filed, commenced or threatened in writing (or to the Knowledge of the Company Group, otherwise threatened) against or affecting either of the Company Group, the Business or an employee of the Company Group, including any of the foregoing alleging a violation of or liability or potential responsibility under any such Law which has not heretofore been duly cured and for which there is no remaining liability. The Company Group is not subject to any judgment, order, injunction, or decree of any court or Governmental Authority, and there is no basis for any of the foregoing. The Company Group has no outstanding obligations with respect to any Proceedings or threatened Proceedings that have previously been settled or finally adjudicated.
3.11.
Litigation; Proceedings. Except as set forth on Schedule 3.11, there are no (and there have not been any) Proceedings pending or threatened in writing (or to the Knowledge of the Company Group, otherwise threatened) against or affecting the Company Group members or any of the directors, officers or employees of the Company Group members (in their capacities as such). No Company Group member is a party to or otherwise subject to any Contract constituting a settlement agreement or consent decree under which it has had any financial obligations or currently has any other material continuing obligations (other than confidentiality). There is no outstanding judgment, order, writ, injunction, decree or demand against any Company Group member or any of its properties or assets, or any of the directors, officers or employees of any Company Group member (in their capacity as such).

3.12.
Personal Property.
(a)
Schedule 3.12(a) lists (i) each item of equipment, tools, machinery, parts, materials, supplies, furniture, cars, trucks, trailers, cranes and other rolling stock and each other item of tangible personal property used or held for use by the Company Group that is subject to a lease (the “Leased Personal Property”) and (ii) the aggregate and remaining amount payable under the terms of the relevant lease for such item of Leased Personal Property as of the Closing Date.
(b)
Schedule 3.12(b) lists each item of equipment, tools, machinery, parts, materials, supplies, furniture, cars, trucks, trailers, cranes and other rolling stock and each other item of tangible personal property used or held for use by the Company Group having an estimated replacement value of $10,000 or more other than any Leased Personal Property (the “Scheduled Personal Property”). All of the Scheduled Personal Property is wholly owned by the Company or its applicable Subsidiary.
(c)
The Leased Personal Property and the Scheduled Personal Property and all other tangible personal property owned by the Company Group (together, the “Personal Property”) constitute all of the tangible personal property necessary for the continued ownership, use and operation of the Business consistent as conducted in the ordinary course of business. Except as set forth on Schedule 3.12(c), the Company or its applicable Subsidiary has good and valid title to the Personal Property free and clear of all Encumbrances. The Personal Property is located on the Leased Real Property. Each item of Personal Property is in good working order and repair (taking its age and ordinary wear and tear into account), has been operated and maintained in the ordinary course of business and remains in suitable and adequate condition for use consistent with its primary use since its acquisition. Neither Company nor its applicable Subsidiary has deferred maintenance of any such item in contemplation of the transactions contemplated by this Agreement.
3.13.
Intellectual Property.
(a)
Schedule 3.13(a) sets forth a complete and accurate list of all of the following which is used, held for use or owned by the Company Group: (i) registered Intellectual Property Rights (including domain names) and applications therefor, (ii) a general description of all unregistered Intellectual Property Rights that are material to the conduct of the Business (all of the foregoing, the “Company Intellectual Property”), and (iii) Intellectual Property Licenses. The Company Intellectual Property and any Intellectual Property Rights that are the subject of the Intellectual Property Licenses constitute all Intellectual Property Rights used in or necessary for the operation or conduct of the Business as currently conducted and as proposed to be conducted. The Company Group owns and possesses all right, title and interest in or to, free and clear of all Encumbrances, all Company Intellectual Property. The Company Intellectual Property and any Intellectual Property Rights that are the subject of the Intellectual Property Licenses shall be available for use by the Buyer immediately after the Closing on identical terms and conditions to those under which the Company Group owned or used such Intellectual Property Rights immediately prior to the Closing. The Company Intellectual Property is valid, subsisting and enforceable.
(b)
Except as set forth in Schedule 3.13(b), all Persons who have contributed, developed or conceived any Company Intellectual Property or Business Products have done so pursuant to a valid and enforceable agreement that protects the Confidential Information of the Company Group and assigns the applicable Company Group member exclusive ownership of the Person’s contribution, development or conception.
(c)
Except as set forth in Schedule 3.13(c), (i) the Company Intellectual Property, the Business Products, and the Company Group’s conduct of the Business do not and have not infringed, misappropriated, diluted, or otherwise conflicted with the Intellectual Property Rights of any Person; and (ii) to the Knowledge of the Company Group, no Person is or has infringed, misappropriated, diluted, or otherwise conflicted with any Company Intellectual Property. No claims have been asserted or are threatened in writing (or to the Knowledge of the Company Group, otherwise threatened) or pending against a Company Group member claiming that such Company Group member’s use of any Company Intellectual Property or the operation of the Business infringe, misappropriate, dilute, or otherwise conflict with any Intellectual Property Rights of any Person, or contesting the ownership of any Company Intellectual Property, and none of the Company Group members has requested or received any opinions of counsel related to the same.
(d)
To the Knowledge of the Company Group, Company Group does not use and has not used any open source software or any modification or derivative thereof (i) in a manner that would grant to any Person any rights to or immunities under any of the Company Intellectual Property, or (ii) under any license requiring the Company to disclose or distribute the source code to any of the Business Products, to license or provide the source code to any of the Business Products for the purpose of making derivative works, or to make available for redistribution to any Person the source code to any of the Business Products at no or minimal charge. The Company has not incorporated any AI Solutions into any Business Products. The Company does not use any AI Solutions in its business in any way that could reasonably be expected to result in a material adverse effect.
(e)
Schedule 3.13(d) identifies all of the Business Products. There are, and for the past three years have been, no defects, technical concerns or problems (collectively, “Technical Deficiencies”) in any of the Business Products that would prevent the same from performing substantially in accordance with their specifications.
(f)
The Company Group has taken all actions reasonably necessary and common in the industry to maintain and protect the proprietary nature of all Company Intellectual Property, including the secrecy, confidentiality and value of trade secrets and other confidential information, and has not disclosed, delivered, licensed, or otherwise made available the source code of any Business Product to any Person, and no Company Group member has a duty or obligation (whether present, contingent or otherwise) to disclose, deliver, license or otherwise make available, any source code for any Business Product to any Person.
(g)
The computer systems and equipment, including Software, owned, licensed or leased by the Company Group in the conduct of the Business (“Business Systems”) are sufficient for the needs of the Business, the Company Group members are in compliance with all obligations under any agreement pursuant to which the Company Group has obtained the right to use any third-party Software, and each Company Group member possesses a sufficient number of seat licenses for all Business Systems.

(h)
The Company Group has maintained commercially reasonable security, disaster recovery and business continuity plans, procedures and facilities, and such plans and procedures have been proven effective upon testing in all material aspects, and there have been no material unauthorized intrusions or breaches of the security of the Business Systems. In the last 12 months, there has not been any material failure with respect to any of the Business Systems that has not been remedied or replaced in all respects. Except as set forth in Schedule 3.13(h), all Business Systems are owned and operated by and are under the control of the Company Group.
(i)
The Company Group (i) exclusively owns and possesses all right, title and interest in and to the Business Product Data free and clear of any restrictions of any nature, including all Intellectual Property Rights embodied in or associated with the underlying Business Product Data, and (ii) has all rights to all of the Business Product Data, including the rights, directly or indirectly, to use or exploit the same in any manner whatsoever, including the rights to publish, reproduce, distribute, license, sell, and create derivative works of the Business Product Data, in whole or in part, anywhere in the world.
(j)
The Company Group has taken all commercially reasonable actions to protect the security and integrity of the Business Systems and the Business Product Data, including by implementing industry standard procedures preventing unauthorized access and the introduction of any virus, worm, Trojan horse or similar disabling code or program (“Malicious Code”), and the taking and storing on-site and off-site of back-up copies of critical Business Product Data. There is no Malicious Code in any of the Business Systems (including the Business Products), and no Company Group member has received any complaints from any customers related to any Malicious Code or Technical Deficiencies.
(k)
Each current and former employee, consultant, contractor and officer of the Company Group has executed an agreement with the applicable Company Group member regarding confidentiality and that assigns any Intellectual Property Rights developed by such Person to the applicable Company Group member substantially in the form or forms delivered to the counsel for the Buyer (the “Confidential Information Agreements”). No current or former employee has excluded any works or inventions from his or her assignment of inventions pursuant to such employee’s Confidential Information Agreement. To the Knowledge of the Company Group, none of the current or former employees are in material violation of any agreement covered by this Section 3.13(k).
(l)
The Company Group is in compliance with, and has been in compliance with all Data Security Requirements and there have not been any actual or alleged incidents of data security breaches, unauthorized access or use of any of the Business Systems, Personal Data collected by the Business, or Business Product Data, or unauthorized acquisition, destruction, damage, disclosure, loss, corruption, alteration, or use of any Personal Data collected or accessed in the course of the Business or any Business Product Data, or other notices received relating to Data Security Requirements. There have been no actual or threatened claims against any Company Group member alleging a violation of any Person’s privacy, personal or confidentiality rights under any Law. The transactions contemplated by this Agreement will not result in any liabilities or require any consents from third parties in connection with any Data Security Requirements.

3.14.
Tax Matters.
(a)
All Tax Returns required to be filed by or with respect to each Company Group member have been duly and timely filed with the appropriate Governmental Authority, and each such Tax Return is true, correct and complete in all material respects.
(b)
All Taxes required to be paid by each Company Group member or for which any Company Group member may be liable have been timely paid in full, whether disputed or not, and whether or not shown on any Tax Return. Each Company Group member has properly collected and remitted all sales, use, value added and similar Taxes with respect to sales or leases made to, purchases made from, or services provided to its customers, or has properly received and retained appropriate Tax exemption certificates and other documentation for all services provided and sales, leases and purchases made, without charging or remitting sales, use, value added and similar Taxes that qualify such sales, leases, purchases and services as exempt from such sales, use, value added and similar Taxes.
(c)
All Tax withholding and deposit obligations imposed on or with respect to each Company Group member or its employees or independent contractors (or for which any Company Group member may otherwise be liable) have been satisfied in full.
(d)
There are no Encumbrances for Taxes (other than Permitted Encumbrances) on any of the Company Group’s assets or the Transferred Interests.
(e)
There are no Proceedings pending against any Company Group member for any Taxes, and no assessment, deficiency or adjustment with respect to Taxes has been asserted, or proposed or threatened in writing, with respect to any Company Group member. No Tax audits or administrative or judicial Proceedings are being conducted, are pending or have been threatened in writing with respect to any Company Group member. No Proceeding has ever been made by a Governmental Authority in a jurisdiction in which any Company Group member does not file Tax Returns or pay Taxes that such Company Group member is or may be required to file a Tax Return or pay Taxes in that jurisdiction.
(f)
True, correct and complete copies of all Tax Returns filed by any Company Group member since January 1, 2021, and all correspondence between any Company Group member and a Governmental Authority relating to such Tax Returns or Taxes for any taxable period ending after January 1, 2021, have been made available to the Buyer.
(g)
There are no agreements, waivers or other arrangements in force or effect providing for an extension of time for the assessment or collection of any Tax of or with respect to any Company Group member.
(h)
No Company Group member is a party to or bound by any Tax allocation, sharing, indemnity or similar agreement or arrangement with any Person. No Company Group member (1) has ever been a member of any Consolidated Group or (2) has any liability for the Taxes of any Person under Treasury Regulations § 1.1502-6 (or any corresponding provisions of U.S. state or local or non-U.S. law), as a transferee or successor, by Contract, or otherwise.

(i)
No Company Group member will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (1) change in method of accounting for a taxable period ending on or prior to the Closing Date, including by reason of the application of Section 481 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law); (2) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of U.S. state or local or non-U.S. law) executed on or prior to the Closing Date; (3) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of U.S. state or local or non-U.S. law) entered into or created on or prior to the Closing Date; (4) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, (5) installment sale or open transaction disposition made on or prior to the Closing Date; (6) use of the cash method of accounting or long-term contract method of accounting utilized prior to the Closing Date; or (7) prepaid amount received or deferred revenue accrued on or prior to the Closing Date.
(j)
No Company Group member has entered into any agreement or arrangement with any Governmental Authority that requires any Company Group member to take any action or to refrain from taking any action in order to secure Tax benefits not otherwise available. No Company Group member is a party to any agreement with any Governmental Authority that would be terminated or adversely affected as a result of the transactions contemplated by this Agreement.
(k)
No Company Group member has constituted either a “distributing corporation” or a “controlled corporation” (in each case within the meaning of Section 355(a)(1) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement or in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.
(l)
No Company Group member nor any predecessor thereof has participated (within the meaning of Treasury Regulations § 1.6011-4(c)(3)) or engaged in any “listed transaction” within the meaning of Treasury Regulations § 1.6011-4(b)(2) (and all relevant predecessor regulations) or similar provision of U.S. state or local or non-U.S. law.
(m)
No Company Group member has any property or obligation, including uncashed checks to vendors, customers, or employees, non-refunded overpayments, or unclaimed subscription balances, that is escheatable or reportable as unclaimed property to any state or municipality under any applicable escheatment or unclaimed property laws.
(n)
No power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect any Company Group member.
(o)
All of the Company Group member assets have been properly listed and described on the property Tax rolls for the Tax units in which the Company Group member assets are located, and no portion of the Company Group member assets constitutes omitted property for property Tax purposes.

(p)
None of the Company Group member assets consist of, or have ever consisted of, any interest in any entity that is treated for U.S. federal (or any applicable U.S. state or local) income Tax purposes as a partnership or is, or has ever been, subject to any tax partnership agreement or is otherwise treated, or required to be treated, as held in an arrangement requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code.
(q)
Each Company Group member is in full compliance with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or order of a taxing authority, and the consummation of the transactions contemplated in this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax exemption, Tax holiday or other Tax reduction agreement or order.
(r)
No Company Group member is subject to Tax in any jurisdiction, other than the jurisdiction in which it is organized, by virtue of having, or being deemed to have, a permanent establishment, fixed place of business or similar presence. All payments by, to or among the Company Group and any Affiliates thereof comply with all applicable transfer pricing requirements imposed by any Governmental Authority, and the Seller has made available to the Buyer accurate and complete copies of all transfer pricing documentation prepared pursuant to Treasury Regulations § 1.6662-6 (or any similar foreign statutory, regulatory, or administrative provision) by or with respect to the Company Group during the past three years.
(s)
For U.S. federal (and applicable U.S. state, local and non-U.S.) income Tax purposes, the Company and each other Company Group member is, and has been at all times since formation, properly classified as an entity disregarded as separate from Seller.
3.15.
Employees.
(a)
Schedule 3.15(a)(i) contains a true, correct and complete list of each employee of the Company Group (each, an “Employee”) and specifies for each such individual, to the extent applicable, his or her: (i) job title, employing entity, original hire date, service date and bonus, if any, paid or payable for calendar year 2024 and 2025, and, if applicable, status as exempt or non-exempt under the applicable wage Law, (ii) accrued and unused vacation and other paid time off as of the Closing Date, (iii) current annualized salary (or hourly rate of pay) and other compensation (including bonus, additional forms of pay, profit-sharing, pension benefits and other compensation for which he or she is eligible in 2026) and any increase in salary (or hourly rate of pay) for such individual instituted since December 31, 2025, (iv) leave status (including type of leave, duration of leave and expected return date), (v) details of any applicable visa or work permit, and (vi) whether any such individual is employed by any other entity in a co-employment (or joint employment) relationship. Schedule 3.15(a)(ii) contains a true, correct and complete list of each individual who provides material services to the Company Group in the capacity of an independent contractor, along with his or her: (A) name and, if applicable, the entity through which he or she provides services, (B) services performed, (C) compensation for such services, and (D) description of any Contract applicable to such engagement. Collectively, the individuals listed on Schedules 3.15(a)(i) and 3.15(a)(ii) represent the entirety of the individuals who are necessary to manage and operate the Business as currently managed and operated.

(b)
Except as set forth on Schedule 3.15(b), no Employee has any current plans to terminate his or her employment with the Company Group. Each Employee is employed at-will, and no Person has guaranteed to any present or former Employee or consultant of the Company Group any terms or conditions of employment with the Buyer or its Affiliates following the Closing Date. To the Knowledge of the Company Group, no Employee is a party to any confidentiality, non-competition, non-solicitation, proprietary rights or other Contract between such employee and a former employer or other Person that would restrict the performance of such employee’s duties to or for the Company Group.
(c)
There is no material workers’ compensation claim pending or, to the Knowledge of the Company Group, threatened against any Company Group member. Other than as set forth on Schedule 3.15(c), there are no Proceedings pending or, to the Knowledge of the Company Group, threatened, relating to the labor or employment practices of the Company Group or brought by or on behalf of an Employee or former employee or contractor of the Company Group (or any of their respective directors or officers). Each Company Group member, and has been at all times since January 1, 2021, in compliance in all respects with all applicable Laws relating to employment and all such Laws regarding labor and employment practices, terms and conditions of employment, wages, hours, overtime payments, equal opportunity, collective bargaining, the full payment of social security and other Taxes, the WARN Act, recordkeeping, employee classification, non-discrimination and non-retaliation, employee benefits (including the payment of employee welfare and retirement benefits), employee leave, payroll documents, occupational health and safety, severance, termination or discharge, and immigration. All wages and other compensation (including all overtime pay, bonuses and fees) due and payable as of the Closing Date to all present and former employees and contractors of the Company Group (including each Employee) has been paid in full to such employees and contractors prior to Closing.
(d)
No Company Group member is or has ever been a party to or bound by any collective bargaining agreement or other Contract with any labor union or other representative of employees, nor has it experienced any strikes, strike notices, slowdowns, walkouts, lockouts, work stoppages, or union representation claim, grievances, unfair labor practice claims or other material employee or labor disputes. There have been no union certification, or representation petitions or demands with respect to a Company Group member or an Employee and, to the Knowledge of the Company Group, no union organizing campaign or similar effort is pending or threatened with respect to any Company Group member or an Employee.
(e)
All current and former employees who hold or have held the positions set forth on Schedule 3.15(e) are under binding obligations restricting such Person’s right to (i) compete against the Company Group and (ii) solicit the Company Group’s employees, customers, vendors, and suppliers. All such Persons are party to a written “non-competition” and “non-solicitation” or similar Contract that, in accordance with applicable Laws, empowers the applicable Company Group member with the ability to enjoin conduct prohibited thereunder. No Person has made any claim or asserted to any Company Group member that any such Contract is unenforceable as written under applicable Laws.
3.16.
Employee Benefits. Except as set forth on Schedule 3.16(a), the Company Group does not maintain or contribute to or have any liability with respect to any Employee Benefit Plan covering current or former employees of the Company Group. The Company Group does not maintain, contribute to or have any liability with respect to any plan subject to Title IV of ERISA or otherwise as a consequence of at any time being considered a single employer under Code Section 414 with any other Person. Except as set forth on Schedule 3.16(b), the transactions contemplated by this Agreement will not cause the acceleration of vesting in, or payment or forfeiture of, any compensation or benefits under any such plan, program, policy, agreement or arrangement. Each such Employee Benefit Plan (and each related trust, insurance Contract or fund) has been maintained, funded and administered in all material respects in accordance with its terms and complies in all material respects in form and in operation with the applicable requirements of applicable Law, including ERISA and the Code. Each such Employee Benefit Plan that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code has received a favorable determination letter (or may rely on a favorable opinion letter) from the Internal Revenue Service, and nothing has occurred that could reasonably be expected to adversely affect the qualification of such Employee Benefit Plan. None of the Company Group members has any current or potential obligation to provide post-employment health, life or other welfare benefits to current or former employees of the Company Group, other than as required under Section 4980B of the Code or any similar applicable Law and there do not exist any pending or threatened claims (other than routine undisputed claims for benefits) or investigations, audits, litigation or disputes relating to any Employee Benefit Plan and current or former employees of the Company Group.
3.17.
Insurance. Schedule 3.17 lists and briefly describes each insurance policy, binder or other contract (true, correct and complete copies of which have been made available to the Buyer) maintained by the Company Group with respect to their properties, assets and businesses, including all current and historic occurrence based policies (such policies, the “Insurance Policies”) and lists any claims made by the Company Group members within the last five years under each such Insurance Policy. All claims, occurrences, Proceedings and circumstances that could lead to a claim that would be covered by the Insurance Policies have been properly reported to and accepted by the applicable insurer. There is no claim pending under any Insurance Policy that has been denied, rejected, questioned or disputed by any insurer or as to which any insurer has made any reservation of rights or refused to cover all or any portion of such claims. There is no claim pending under any Insurance Policy that has been denied, rejected, questioned or disputed by any insurer or as to which any insurer has made any reservation of rights or refused to cover all or any portion of such claims. All of the Insurance Policies are in full force and effect and the Company Group has not received any notice of any cancellation or threatened cancellation of any Insurance Policy. The Company Group members are not and, since the inception date under each Insurance Policy, have not been, in default in any respect with respect to their obligations under any Insurance Policy. Except as set forth on Schedule 3.17, the Company Group does not have any self-insurance or co-insurance programs, and the reserves set forth on the Financial Statements are adequate to cover all anticipated liabilities with respect to any such self-insurance or co-insurance programs. The Company Group maintains, and has maintained for the past five years, insurance in scope and amount customary and reasonable for the Business.
3.18.
Affiliate Transactions. Except as disclosed on Schedule 3.18 attached hereto, no officer, director, manager, employee or equityholder of a Company Group member (including any individual related by blood, marriage or adoption to any of the foregoing), is a party to any oral or written agreement, Contract, commitment or transaction with any Company Group member (each, an “Affiliate Transaction”) or has any interest in any property, whether tangible or intangible, used by the Company Group, and none of the foregoing persons owns or has otherwise retained any rights to use any assets (including any Intellectual Property Rights), rights or contractual benefits which are used by or could be used by the Company Group.
3.19.
Customers and Suppliers. Schedule 3.19(a) attached hereto contains an accurate list of the top 25 customers and suppliers, respectively, of the Company Group (by dollar amount) for the 12 months ended December 31, 2025, and for the seven months ended July 31, 2026 (each, respectively, a “Key Customer” and “Key Supplier”). Except as set forth on Schedule 3.19(b), neither any Key Customer nor any Key Supplier has provided notification in writing (or to the Knowledge of the Company Group, otherwise threatened) to a Company Group member or any respective equityholder thereof that it may (i) stop purchasing or supplying, as applicable, or significantly decrease the volume of purchases or supply, as applicable, of materials, products or services from the Company Group or (ii) seek to purchase the products and services provided by the Company Group from any other supplier or vendor. With respect to each Key Customer and Key Supplier, since December 31, 2025, there has been no change, and no Key Customer has requested or indicated in writing (or to the Knowledge of the Company Group, otherwise threatened) that it may request a change, in the terms or prices at which such customer purchases materials, products or services from the Company Group and no Key Supplier has requested or indicated that it may request a change, in the terms or prices at which such supplier supplies materials, products or services to the Company Group. Copies of each Company Group member’s current standard form written agreements entered into between a Company Group member, on the one hand, and any Key Customer, on the other hand, are attached to Schedule 3.19(c). To the Knowledge of the Company Group, each Company Group member has complied in all material respects with all clauses, provisions and requirements of all agreements with each Key Customer, including all provisions regarding pricing, suppliers and assignment.
3.20.
Product and Service Warranty.
(a)
Each product leased, delivered, installed, manufactured or sold or service performed by the Company Group prior to the Closing has complied in all material respects with and conformed to all applicable Laws, contractual commitments and all applicable warranties.
(b)
Schedule 3.20(b) identifies any warranty or other active claim asserted during the three-year period prior to the Closing Date from which any member of the Company Group has incurred costs or, if such claim is successful would reasonably be expected to incur costs, and lists all claims, whether in contract or tort, for defective or allegedly defective products or workmanship pending or threatened in writing (or to the Knowledge of the Company Group, otherwise threatened) against a member of the Company Group.
(c)
There have been no recalls of any of the products leased, delivered, installed, manufactured or sold by the Company Group in the five years prior to the Closing.
3.21.
Environmental Matters. Except as set forth on Schedule 3.21, each Company Group member is and has been in compliance in all material respects with all applicable Environmental and Safety Requirements and no facts, events, circumstances or conditions exist that could adversely affect such continued material compliance with Environmental and Safety Requirements or require currently unbudgeted capital expenditures to achieve or maintain such continued material compliance with Environmental and Safety Requirements. There are no Proceedings

arising under Environmental and Safety Requirements or relating to Hazardous Materials pending or, to the Knowledge of the Company Group, threatened, against any of the Company Group members. No Company Group member has received from any Person any written notice or information regarding any actual or alleged material violation of, or material liability under, Environmental and Safety Requirements. No Company Group member has treated, stored, disposed of, transported, handled, manufactured, Released or exposed any person to any Hazardous Material in a manner that could reasonably be expected to give rise to material liabilities or obligations under any applicable Environmental and Safety Requirements. No real property currently or formerly owned, occupied, operated or leased by any Company Group member is or has been contaminated by asbestos, petroleum or any other Hazardous Material, in a manner that could reasonably be expected to give rise to any material liability of the applicable Company Group member under Environmental and Safety Requirements. None of the assets of the Company Group are subject to any Environmental Lien, and there are no Proceedings pending or threatened for imposition of any Environmental Lien. No Company Group member has assumed, undertaken, provided an indemnity with respect to, or otherwise become subject to, any liability or corrective or remedial obligation of any other Person relating to Environmental and Safety Requirements. No Company Group member is subject to any financial assurance, escrow, bonding or similar obligations under any Environmental and Safety Requirements. The Company has provided to the Buyer copies of all material environmental audits, assessments, investigations, studies, and other analyses, and communications with Governmental Authorities regarding the Company Group, or any of its current or former properties or operations that are in the possession or control of or reasonably accessible to the Company Group members or their respective representatives.
3.22.
CFIUS. The Company is not a “TID U.S. Business,” as that term is defined at 31 C.F.R. § 800.248.
3.23.
Anti-Bribery; Sanctions. In connection with the Business, each member of the Company Group and each of their respective directors, managers, officers, employees, and, to the Knowledge of the Company Group, distributors, suppliers, traders, agents and representatives has not, directly or indirectly:
(a)
(i) taken any action that would violate the Anti-Corruption Laws, (ii) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (iii) made, offered or authorized any unlawful payment or given, offered, or authorized the giving or offering of a gift or anything of value to any foreign or domestic governmental official or employee (including an official or employee of a state owned, operated, or controlled entity), or (iv) made, offered, authorized, accepted or received any unlawful bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment;
(b)
been a Sanctioned Person or transacted business with a Sanctioned Person or otherwise in violation of Sanctions Laws; or
(c)
violated any applicable Export Control Laws.
3.24.
Indebtedness. Except for the Indebtedness of the Company Group set forth on Schedule 3.24, no Company Group has any Indebtedness, and there is no Indebtedness related to or associated with the Company Group’s assets or the Business. As of the date hereof and after giving effect to the Closing, the aggregate principal amount of the Indebtedness of the Company Group is set forth on Schedule 3.24.
3.25.
Officers and Directors; Bank Accounts; Names and Locations. Schedule 3.25 contains a true, complete, and correct list of all officers and directors of each of the Company Group members and each bank or financial institution in which the Company Group has an account, safe deposit box or lockbox, or maintains a banking, custodial, trading or similar relationship, the number of each such account or box, and the names of all Persons authorized to draw thereon or to having signatory power or access thereto. Except as set forth on Schedule 3.25, the Company Group has not executed any power of attorney that is currently in effect. The organizational minute books and the equity record books of the Company Group delivered to the Buyer hereunder are true, complete and correct in all material respects. Since each Company Group member’s formation, such Company Group member has not used any name or names under which it has invoiced account debtors, maintained records regarding its assets or otherwise conducted business other than the names set forth in this Agreement and the Schedules hereto, and all of the tangible assets of the Company Group are located at the facilities listed on Schedule 3.6(b).
3.26.
Anti-Harassment. No Company Group member is a party to a settlement agreement with a current or former officer, director or employee of the applicable Company Group member resolving allegations of sexual harassment or misconduct by either (a) an officer, director or executive of the applicable Company Group member, or (b) an employee of the applicable Company Group member. There are no and there have not been any Proceedings pending or threatened in writing (or to the Knowledge of the Company Group, otherwise threatened), against a Company Group member, in each case, involving allegations of sexual harassment or misconduct by an employee of the applicable Company Group member. The Company Group is in compliance with any legally mandated harassment or sexual harassment training.
3.27.
Inventory. All inventory of the Company Group was acquired and has been maintained in the ordinary course of business, consists of new, unused, undamaged and non-expired items of a quality and quantity substantially all of which is usable or saleable in the ordinary course of business, and is valued at prices equal to the lower of cost or realizable value, with adequate provisions or adjustments for excess inventory, slow-moving inventory, spoilage and inventory obsolescence and shrinkage. The inventory of the Company Group consists of products of quality and quantity commercially usable and saleable at not substantially less than cost in the ordinary course of business, except for any items of obsolete material or material below standard quality, substantially all of which have been written down to realizable market value, or for which adequate reserves have been provided, and the present quantities of all inventory of the Company Group are reasonable in the present circumstances of the Business.
Article 4

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to the Seller, as of the date hereof or as of such other day as may be specifically set forth in such representation or warranty, as follows:

4.1.
Organization. The Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware.
4.2.
Authorization. The execution and delivery of this Agreement by the Buyer and the performance by the Buyer of its obligations hereunder has been authorized by all necessary action on the part of the Buyer. No other corporate action or approval is necessary for the execution, delivery or performance of this Agreement by the Buyer. The Buyer has full right, power, authority and capacity to execute, deliver and perform this Agreement and such other agreements and instruments as are contemplated hereby to which any such Person is a party. This Agreement has been duly executed and delivered by the Buyer. This Agreement and each other agreement and instruments to be executed or delivered by the Buyer constitute, or will constitute when executed and delivered, valid and binding obligations of the Buyer, respectively, enforceable against the Buyer in accordance with their respective terms.
4.3.
No Conflict. Neither the execution and delivery of this Agreement or any Transaction Document by the Buyer nor the consummation of the transactions contemplated hereby or thereby nor the fulfillment by the Buyer of any of terms contemplated hereby or thereby will conflict with or result in a breach by the Buyer of, or constitute a default under, or create an event that, with the giving of notice or the lapse of time, or both, would be a default under or breach of, or give a right to terminate or cancel under, any of the terms, conditions or provisions of (a) the Organizational Documents of the Buyer, or (b) any judgment, order, writ, injunction, decree or demand of any Governmental Authority involving the Buyer.
4.4.
Investment Representations. The Buyer is acquiring the Transferred Interests for its own account, for investment purposes only and not with a view to the distribution thereof in violation of applicable securities Laws. The Buyer is an “accredited investor” within the meaning of Rule 501(a) of Regulation D promulgated under the Securities Act and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its acquisition of the Transferred Interests.
4.5.
Litigation; Brokers. There is no Proceeding pending or, to the knowledge of the Buyer or Parent, threatened against the Buyer or Parent that challenges the validity or enforceability of this Agreement or seeks to enjoin, prohibit or delay the consummation of the transactions contemplated by this Agreement, or that would reasonably be expected to impair the ability of the Buyer or Parent to perform their respective obligations under this Agreement (including the payment and issuance obligations set forth in Section 1.1 and Section 1.4). Neither the Buyer nor Parent has incurred any liability for brokerage or finders’ fees or similar charges in connection with this Agreement for which the Seller or, prior to the Closing, any Company Group member could be liable.
Article 5

INDEMNIFICATION, COVENANTS AND RESTRICTIONS
5.1.
Releases.

(a)
Effective as of the Closing, Seller hereby releases and discharges Buyer, the Company, and each of their respective Affiliates and their respective directors, officers, partners, members, equityholders, employees, agents, consultants, attorneys, representatives, successors, transferees and assignees (collectively, the “Released Parties”) from any and all obligations (including indemnification obligations), claims and Proceedings, known and unknown, that have accrued or may accrue and that relate to acts or omissions prior to the Closing, including any and all Losses, whether such obligations, Proceedings or Losses arise in tort, contract or statute, including obligations, Proceedings or Losses (i) arising under each Released Party’s Organizational Documents, any Contract or Law, (ii) relating to actions or omissions of any Released Party, including those committed while serving in their capacity as directors, officers, partners, members, equityholders, employees, agents, consultants, attorneys, representatives or similar capacities, (iii) that may be asserted derivatively whether on behalf of the Company or otherwise against the Buyer or any of the Released Parties, (iv) relating to breach of fiduciary duty and (v) relating to the operation or management of the Company Group by the officers, directors, managers and Affiliates of the Company Group, and including, in each case, any and all Proceedings that Seller does not know or suspect to exist in Seller’s favor as of the date of this Agreement; provided, however, that the foregoing release and discharge shall not apply to any (x) rights and Proceedings arising from this Agreement or any other Transaction Document, including with respect to payment of the Total Consideration, or (y) Proceedings arising from compensation for services rendered and reimbursement of expenses payable to Seller in Seller’s capacity as an employee of the Company in the ordinary course of business relating to the pay period in which the Closing occurs. Seller hereby (A) waives any preferential purchase right, right of first refusal, right of first offer, buy-sell right, tag-along right, drag-along right, preemptive right, registration right or other right that would interfere with the consummation of the transactions contemplated by this Agreement or any future transfers of any Equity Interest in the Company, including all such rights arising under any provision of the Organizational Documents of the Company, and (B) agrees that the transfer of the Equity Interests contemplated by this Agreement is not void or voidable by reason of any restriction set forth in the Company Group’s Organizational Documents. THE RELEASES SET FORTH IN THIS SECTION 5.1 APPLY TO ALL PROCEEDINGS BY THE SELLER, AND THE SELLER AGREES TO WAIVE THE BENEFITS OF ANY LAW (INCLUDING PRINCIPLES OF COMMON LAW) OF ANY STATE OR TERRITORY OR OTHER JURISDICTION OF THE UNITED STATES OR OF ANY JURISDICTION OUTSIDE OF THE UNITED STATES THAT PROVIDES THAT A GENERAL RELEASE DOES NOT EXTEND TO PROCEEDINGS THAT A CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN THE CREDITOR’S FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY THE CREDITOR MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH A DEBTOR.
(b)
Seller acknowledges that it is aware of the meaning and legal effect of California Civil Code Section 1542, which provides: A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party. California Civil Code Section 1542 notwithstanding, it is the intention of Seller to be bound by the limitation on damages and remedies set forth in this Section 5.1 and Seller waives and releases all claims and Proceedings against the Released Parties, whether or not any such Released Party was known or unknown to Seller as of the Closing Date. Seller specifically waives the benefits of California Civil Code Section 1542 and all other statutes and judicial decisions (whether state or federal) of similar effect with regard to the limitations on damages or remedies and waivers and releases of any such damages or remedies contained in Section 5.1.
5.2.
Further Assurances. Seller shall use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement as and when requested by the Buyer from time to time.
5.3.
Non-Competition, Non-Solicitation and Confidentiality.
(a)
Non-Competition. In order to protect the value of the Business, for a period of four years after the Closing Date (the “Restricted Period”), Seller and its Affiliates shall not, anywhere in the United States, or any other country or jurisdiction in which the Company Group conducts the Business, or derives revenue from the Business, as of the Closing Date, directly or indirectly, and shall not cause or permit any Affiliate or other Person to, own, operate, manage, control, engage in, Participate in, invest in, permit its name to be used by, act as consultant, partner or advisor to, render services for (alone or in association with any Person) or otherwise assist in any manner any Person that engages in or owns, invests in, operates, manages or controls any venture or enterprise which, directly or indirectly, engages in the Business as presently planned or conducted. “Participate” includes any direct or indirect interest in any enterprise, whether as an officer, director, manager, employee, partner, sole proprietor, agent, representative, independent contractor, executive, franchisor, franchisee, owner or otherwise. Without limiting the obligations of this Section 5.3(a), it is acknowledged and agreed that Sellers and its Affiliates may (i) own, operate, manage and engage in the businesses and ventures set forth on Schedule 5.3(a), including the business of IntelliedgeAI, Inc. (including any merger, reverse merger, contribution or other combination of any such business or venture with or into any publicly traded or other entity, and the ownership, in connection therewith, of any amount of the equity securities of such entity),and (ii) develop the balance of the real property located in Chesnee, South Carolina (including for IntelliedgeAI, Inc.) for Seller’s other ventures. Notwithstanding the foregoing, nothing in this Section 5.3(a) shall prohibit or restrict Seller or any of its Affiliates from owning, as a passive investment, less than 2% of the outstanding securities of any publicly traded company. Notwithstanding anything to the contrary herein, if the Buyer fails to pay when due any Deferred Consideration, any amount owed under Section 1.1(d) or any Earnout Amount (in each case, solely to the extent such amount (x) has been finally determined to be owed pursuant to this Agreement and (y) is not the subject of a good faith dispute or permitted to be retained or offset by Buyer hereunder) (any such amounts being “Late Payments”), and such failure continues for thirty (30) days after written notice from the Seller, the restrictions in this Section 5.3(a) shall not apply during the period from the expiration of such thirty (30) day period until all such Late Payments have been paid in full. The restrictions in this Section 5.3(a) shall terminate upon the cessation or winding down of the Business.
(b)
Non-Solicitation. Seller, on behalf of itself and its Affiliates, agrees that, during the Restricted Period, without the prior written consent of the Buyer, Seller and its Affiliates shall not, directly or indirectly:

(i)
contact, approach or solicit for the purpose of offering employment to or hiring (whether as an employee, consultant, agent, independent contractor or otherwise) or actually hire any employee or independent contractor of the Business, without the prior written consent of the Buyer; or
(ii)
solicit or attempt to induce any customer, client, partner, dealer, agent or other business relation of the Business to cease doing business with, or to materially reduce the volume of business conducted with, the Company Group; provided, however, that nothing in this Section 5.3(b) shall prohibit or restrict the Seller or any of his Affiliates from (A) soliciting for employment or hiring any individual set forth on Schedule 5.3(b), (B) conducting general solicitations of employment (including through search firms or general advertisements) not specifically targeted at employees of the Business, or hiring any Person who responds thereto, (C) soliciting for employment or hiring any individual whose employment with the Business was terminated by the Buyer or its Affiliates, or who voluntarily terminated such employment at least six (6) months prior to any such solicitation, or (D) engaging in any activity permitted in connection with the businesses and ventures set forth on Schedule 5.3(a), including transactions between such businesses and ventures and their respective existing suppliers, vendors, customers and other business relations.
(c)
Non-Disparagement. Seller, on behalf of itself and its Affiliates, agrees that, during the Restricted Period, without the prior written consent of the Buyer, Seller and its Affiliates shall not, directly or indirectly, whether in written or oral form, publicly criticize, denigrate, disparage or otherwise make any negative comments about (i) Buyer or any of its Affiliates (which will, for the avoidance of doubt, include the Company Group following the Closing) or (ii) any of the Buyer’s or its Affiliates’ (which will, for the avoidance of doubt, include the Company Group following the Closing) current or former directors, officers or employees with respect to any of such Person’s respective activities related to the Buyer or any such Affiliate. Notwithstanding the foregoing, nothing in this Section 5.3(c) shall preclude Seller from making truthful and accurate statements or disclosures as required by applicable Law.
(d)
Publicity. Except as required by a court of competent jurisdiction or applicable Law, including applicable securities laws and regulations, neither the Company Group, Seller nor any of their respective Affiliates will, without the prior consent of the Buyer, make any statement or any public announcement or press release with respect to the transactions contemplated by this Agreement. Buyer and its Affiliates shall be permitted to disclose the terms and provisions of this Agreement.
(e)
Confidentiality. Seller and its Affiliates shall treat and hold as confidential any information concerning the business and affairs of the Company Group that is not already generally available to the public, including any notes, analyses, compilations, studies, forecasts, interpretations or other documents that are derived from, contain, reflect or are based upon any such information (the “Confidential Information”), refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to the Buyer, at the request and option of the Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in its possession or under its control. Notwithstanding the foregoing, Confidential Information shall not include information that is (i) generally available to the public other than as a result of a breach of this Section 5.3(e) or other act or omission of Seller or its

Affiliates or (ii) rightfully received after the Closing Date from a third party not under any obligation of confidentiality with respect to such information. In the event that Seller or any of its Affiliates is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, Seller shall notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order. If Seller or any of its Affiliates is legally required to disclose any Confidential Information, Seller or any of its Affiliates may disclose the Confidential Information as so required; provided that Seller or such Affiliates shall use their reasonable efforts to obtain, at the request of the Buyer, an order or other assurance that confidential treatment shall be accorded to such portion of the Confidential Information required to be disclosed as the Buyer shall designate.
(f)
Remedy for Breach. Seller acknowledges and agrees that in the event of a breach by it of any of the provisions of this Section 5.3, monetary damages shall not constitute a sufficient remedy. Consequently, in the event of any such breach, the Buyer and/or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof, in each case without the requirement of posting a bond or proving actual damages.
(g)
Enforcement. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 5.3 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.
(h)
Acknowledgment. Seller acknowledges and agrees that (i) the restrictions contained in this Section 5.3 are reasonable in all respects (including with respect to the subject matter, time period and geographical area) and are necessary to protect the Buyer’s interests in, and value of, the Company and the Transferred Interests (including, in each case, the goodwill inherent therein), (ii) Seller is primarily responsible for the creation of such value and (iii) the Buyer would not have consummated the transactions contemplated hereby without the restrictions contained in this Section 5.3.
5.4.
Financial Statements.
(a)
Seller acknowledges that the Buyer may be required to include financial statements relating to the Buyer and the Business (“SEC Financial Statements”) in documents filed with the SEC by the Buyer pursuant to the Securities Act or the Exchange Act, and that such SEC Financial Statements may be required to be audited.
(b)
Seller shall cooperate with the Buyer, and provide the Buyer with access to such records and personnel of the Seller as the Buyer may reasonably request to (i) create and audit any SEC Financial Statements that the Buyer deems necessary and (ii) transition the accounting and financial reporting function of the Company Group to Buyer.
(c)
Seller shall provide the Buyer and its independent accountants with access to any management representation letters, books, records and supporting documents provided by the Seller to its independent accountants, and shall facilitate such parties’ efforts to obtain access to any audit work papers of the Seller’s independent accountants.
(d)
Seller, on behalf of itself and the Company Group, hereby consents to the inclusion or incorporation by reference of the SEC Financial Statements in any registration statement, report or other document of Buyer or any of its Affiliates to be filed with the SEC in which Buyer or its Affiliates reasonably determines that the SEC Financial Statements are required to be included or incorporated by reference to satisfy any rule or regulation of the SEC or to satisfy relevant disclosure obligations under the Securities Act or the Exchange Act.
5.5.
Survival of Representations, Warranties and Covenants. Regardless of any investigation at any time made by or on behalf of any Party hereto, or of any information any Party may have in respect thereof, all representations, warranties and covenants made hereunder or pursuant hereto or in connection with the transactions contemplated hereby shall survive the Closing. Notwithstanding the foregoing, no Party shall be entitled to recover for any Losses (as defined below) pursuant to Section 5.6 unless written notice of a claim thereof is delivered to the other Party prior to the Applicable Limitation Date. For purposes of this Agreement, the term “Applicable Limitation Date” shall mean the date that is 12 months after the Closing Date; provided that the Applicable Limitation Date with respect to the following Losses shall be as follows: (a) with respect to any Losses arising from or related to a breach of the representations and warranties set forth in Section 2.1 (Organization and Authorization), Section 2.2 (No Conflict), Section 2.3 (Ownership), Section 3.1 (Organization), Section 3.2 (Authorization; Enforceability), Section 3.3 (Capitalization; Subsidiaries), Section 3.13 (Intellectual Property), Section 3.15 (Employees), and Section 3.16 (Employee Benefits) (the representations and warranties described in the foregoing clause (a) collectively, the “Fundamental Representations”), the Applicable Limitation Date shall mean the six-year anniversary of the Closing Date, (b) with respect to any claims made pursuant to Section 5.6(a)(ii)-5.6(a)(iv) (inclusive) and (subject to the following clause (c)) 5.6(a)(vi), the Applicable Limitation Date shall mean the six-year anniversary of the Closing Date, and (c) with respect to any (1) Losses arising from or related to a breach of the representations and warranties set forth in Section 3.14 (Tax Matters) or (2) claims made pursuant to Section 5.6(a)(v) or, to the extent relating to Tax, Section 5.6(a)(vi), in each case, the Applicable Limitation Date shall mean the date that is 60 days after the expiration of the applicable statute of limitations. Notwithstanding anything to the contrary in this Section 5.5, no expiration of any Applicable Limitation Date shall affect the rights of any Person under this to Article 5 or otherwise to seek recovery for Losses arising out of fraud, intentional misrepresentation or willful misconduct.
5.6.
Indemnification.
(a)
From and after the date hereof, Seller shall indemnify the Buyer and its Affiliates (including, for the avoidance of doubt, the Company) and their respective officers, directors, managers, equityholders, employees, agents, partners, representatives, successors and permitted assigns (collectively, the “Buyer Parties”) and hold each of them harmless from and against and shall pay on behalf of or reimburse such Buyer Parties in respect of any loss, liability, demand, claim, action, cause of action, cost, damage, deficiency, Tax, penalty, fine or expense, whether or not arising out of third-party claims (including interest, penalties, reasonable attorneys’, accountants’ and other professionals’ fees and expenses, court costs and all amounts paid in investigation, defense or settlement of any of the foregoing) (collectively, “Losses,” and individually, a “Loss”) which any such Buyer Party may suffer, sustain or become subject to (as actually incurred), as a result of, in connection with, relating or incidental to or by virtue of:
(i)
any misrepresentation or the breach of any representation or warranty made by the Company or Seller contained in this Agreement or any written document, certificate or instrument delivered by the Company or Seller or its Affiliates to any Buyer Party in connection with this Agreement;
(ii)
the breach of any covenant or agreement made by the Company or Seller contained in this Agreement or any other agreement or certificate delivered by the Company or Seller or its Affiliates to any Buyer Party pursuant to this Agreement;
(iii)
fraud, intentional misrepresentation or willful misconduct of the Company or Seller;
(iv)
any Indebtedness of the Business as of the Closing, or any Transaction Expenses not taken into account in the calculation of the Closing Date Cash Consideration;
(v)
any and all Seller Taxes; and/or
(vi)
any matter set forth on Schedule 5.6(a)(vi).

provided that solely with respect to any claim for indemnification pursuant to Section 5.6(a)(i) (other than with regard to breaches of Fundamental Representations, and claims for fraud, intentional misrepresentation or willful misconduct): (A) the Seller shall have no liability for such claim unless the aggregate amount of Losses with respect to all indemnification claims made pursuant to Section 5.6 exceeds $270,000 (at which point the Buyer Parties shall be entitled to indemnification from and against all such Losses on a dollar-for-dollar basis from the first dollar of Loss); provided, that the Seller shall have no liability with respect to, and there shall not be counted toward such threshold, any individual claim (or series of related claims arising out of the same or substantially similar facts) for which the aggregate Losses are less than $25,000; and (B) the Seller’s maximum liability in the aggregate for all such claims shall not exceed $2,250,000. Notwithstanding anything to the contrary herein, the aggregate liability of the Seller for all claims under this Agreement (other than (x) claims under Section 5.6(a)(ii) in respect of a breach by the Seller (or Seller’s Affiliates acting at the Seller’s direction or with the Seller’s knowledge) of Section 5.3, not otherwise cured within forty five (45) days following written notice of such breach, and (y) claims for fraud, intentional misrepresentation or willful misconduct) shall not exceed the aggregate consideration actually received by the Seller pursuant to this Agreement.

(b)
For purposes of Section 5.6, the existence of a misrepresentation or breach and the determination of the Loss related thereto shall be determined without giving effect to any qualification in the representations and warranties of the Seller or the Company by materiality, in all material respects, material adverse effect or words of similar effect; provided, that the foregoing shall not apply to (i) the defined term "Material Contract", (ii) clause (i) of Section 3.5, or (iii) the phrase "present fairly in all material respects" in Section 3.4(a).
(c)
From and after the Closing, any indemnification to which any Buyer Party is entitled under this Agreement as a result of any Loss shall be satisfied in the following order, first by retention by the Buyer of such Losses from the Deferred Consideration, second, from any Earnout Amount then payable, and third, by causing Parent to cancel a number of shares of Parent Stock held by Seller at Parent’s transfer agent (if any) with an aggregate Parent Stock Indemnity Value equal to such amount, in each case, following written notice to Seller, which such retention or cancellation, for the avoidance of doubt, shall be made pending the final determination of such Loss by agreement in writing by the Seller or a final order, and fourth, by direct payment by the Seller to such Buyer Party.
(d)
From and after the date hereof, the Buyer shall indemnify the Seller and the Seller’s Affiliates and their respective officers, directors, managers, equityholders, employees, agents, partners, representatives, successors and permitted assigns (collectively, the “Seller Parties”) and hold each of them harmless from and against, and shall pay on behalf of or reimburse such Seller Parties in respect of, any Losses which any such Seller Party may suffer, sustain or become subject to (as actually incurred), as a result of, in connection with, relating or incidental to or by virtue of: (i) any misrepresentation or the breach of any representation or warranty made by the Buyer contained in this Agreement or any written document, certificate or instrument delivered by the Buyer or its Affiliates to the Seller in connection with this Agreement; (ii) the breach of any covenant or agreement made by the Buyer contained in this Agreement or any other agreement or certificate delivered by the Buyer or its Affiliates to the Seller pursuant to this Agreement; or (iii) any claim, demand or Proceeding asserted by any third party (for the avoidance of doubt, other than Buyer and its Affiliates) against any Seller Party to the extent arising solely out of the ownership or operation of the Company Group or the Business following the Closing (other than in respect of (x) any matter for which the Seller is obligated to provide indemnification pursuant to Section 5.6(a) or (y) any such claim, demand or Proceeding solely to the extent it arises out of a Seller Party’s own post-Closing acts or omissions in the performance of services for the Company Group or Buyer, as applicable, as an employee, consultant or contractor, provided that this clause (y) applies only to that Seller Party and only to that portion of the Losses that arises out of those post-Closing services); provided that (A) with respect to claims pursuant to clause (i) of this Section 5.6(d) (other than with regard to breaches of the representations and warranties set forth in Section 4.1 (Organization), Section 4.2 (Authorization) and Section 4.3 (No Conflict), and claims for fraud, intentional misrepresentation or willful misconduct), (x) the Buyer shall have no liability for any such claim unless the aggregate amount of Losses with respect to all indemnification claims made pursuant to this Section 5.6(d) exceeds $270,000 (at which point the Seller Parties shall be entitled to indemnification from and against all such Losses on a dollar-for-dollar basis from the first dollar of Loss), (y) the Buyer shall have no liability with respect to, and there shall not be counted toward such threshold, any individual claim (or series of related claims arising out of the same or substantially similar facts) for which the aggregate Losses are less than $25,000, and (z) the Buyer’s maximum liability in the aggregate for all such claims shall not exceed $2,250,000; and (B) the aggregate liability of the Buyer for all claims under this Agreement (other than claims for fraud, intentional misrepresentation or willful misconduct) shall not exceed the maximum consideration payable to the Seller pursuant to this Agreement.

5.7.
Certain Tax Matters.
(a)
Pre-Closing Tax Returns. The Seller shall prepare or cause to be prepared each Tax Return of each Company Group member for any Pre-Closing Tax Period that is required to be filed after the Closing Date (each, a “Pre-Closing Tax Return”). All Pre-Closing Tax Returns shall be prepared in a manner consistent with past practice except to the extent otherwise required by applicable Law or this Agreement. Not later than 30 business days prior to the due date (including extensions) for filing each such Pre-Closing Tax Return, the Seller shall deliver a draft of such Pre-Closing Tax Return, together with all supporting documentation and workpapers, to the Buyer for its review and comment. The Seller shall revise such Pre-Closing Tax Return to reflect any comments timely received from the Buyer. The Buyer will cause such revised Pre-Closing Tax Return (as revised to incorporate Buyer’s comments) to be timely filed with the appropriate Governmental Authority and provide a copy thereof to the Seller. Not later than five business days prior to the due date for payment of Taxes with respect to each Pre-Closing Tax Return, the Seller shall pay to (or at the direction of) the Buyer the amount of any Seller Taxes with respect to such Pre-Closing Tax Return.
(b)
Straddle Tax Return. The Buyer shall prepare or cause to be prepared each Tax Return of each Company Group member for any Straddle Period (each, a “Straddle Tax Return”). All Straddle Tax Returns shall be prepared in a manner consistent with past practice except to the extent otherwise required by applicable Law or this Agreement. Not later than 30 business days prior to the due date (including extensions) for filing each such Straddle Tax Return, the Buyer shall deliver a draft of such Straddle Tax Return (other than Tax Returns relating to sales, use, payroll, or other Taxes that are required to be filed contemporaneously with, or promptly after, the close of a taxable period, in each case a copy of which will be provided to the Seller by the Buyer upon the Seller’s written request), together with all supporting documentation and workpapers, to the Seller for its review and comment. The Buyer will consider in good faith any reasonable comments timely received from the Seller, will cause such Straddle Tax Return (as revised to incorporate Buyer’s reasonable comments acceptable to Seller) to be timely filed with the appropriate Governmental Authority and will provide a copy thereof to the Seller. Not later than five business days prior to the due date for payment of Taxes with respect to each Straddle Tax Return, the Seller, shall pay to (or at the direction of) the Buyer the amount of any Seller Taxes with respect to such Straddle Tax Return.
(c)
Proration of Straddle Period Taxes. In the case of Taxes that are payable with respect to any Straddle Period, the portion of any such Taxes that is attributable to the portion of such Straddle Period ending on the Closing Date will be:
(i)
in the case of Taxes that are imposed on a periodic basis with respect to the assets or capital of any Company Group member, deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the portion of such Straddle Period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period; and

(ii)
in the case of all other Taxes, deemed equal to the amount which would be payable if the relevant Straddle Period ended on and included the Closing Date; provided that exemptions, allowances, or deductions that are calculated on an annual basis (including depreciation and amortization deductions) will be allocated between the portion of the Straddle Period ending on and including the Closing Date and the portion of the Straddle Period beginning after the Closing Date in proportion to the number of days in each portion of such Straddle Period.

Notwithstanding anything to the contrary herein, any franchise Tax will be allocated to the period during which the income, operations, assets or capital comprising the base of such Tax is measured, regardless of whether the right to do business for another period is obtained by the payment of such franchise Tax.

(d)
Tax Contests.
(i)
The Buyer shall notify the Seller in writing as soon as reasonably practicable after receipt by the Buyer or any Affiliate (including each member of the Company Group) of written notice of any pending or threatened audit, inquiry, examination or other proceeding with respect to Taxes or Tax Returns of the Company Group (each a “Tax Claim”) relating to any Pre-Closing Tax Period or any Straddle Period; provided that failure or delay to comply with this provision shall not affect a Buyer Party’s right to indemnification hereunder. The Seller shall notify the Buyer in writing as soon as reasonably practicable after receipt by Seller or any of its Affiliates of written notice of any pending or threatened Tax Claim.
(ii)
The Buyer, at its expense, shall control the conduct and resolution of any Tax Claim. With respect to any such Tax Claim, (A) the Buyer may not enter into any settlement or compromise of any such Tax Claim without the prior consent of the Seller (such consent not to be unreasonably withheld, conditioned or delayed), and (B) the Seller shall be entitled to participate in the defense of such claim at its own expense and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne by the Seller, and (C) the Buyer shall keep the Seller reasonably informed of the details and status of such matter (including providing the Seller with copies of all written correspondence regarding such matter). To the extent the Buyer controls the conduct of a Tax Claim relating solely to a Pre-Closing Tax Period, the Seller shall promptly reimburse the Buyer for all reasonable costs and expenses of defending such Tax Claim.
(iii)
To the extent this Section 5.7(d) conflicts with any other provision of this Agreement applicable to third party claims, this Section 5.7(d) shall control.
(e)
Cooperation on Tax Matters. Each Party will (and will cause its Affiliates to) use commercially reasonable efforts to cooperate as and to the extent reasonably requested by any other Party in connection with the filing of Tax Returns with respect to any Company Group member and any Tax Claim. Such cooperation will include the retention and (upon another Party’s request) the provision of all documents and other information which are reasonably relevant to any such Tax Return or Tax Claim and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Any information obtained by a Party or its Affiliates from another Party or its Affiliates in connection with any Tax matters to which this Agreement applies will be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or in conducting any Tax Claim or as may otherwise be necessary to enforce the provisions of this Agreement.
(f)
Transfer Taxes. To the extent that any transfer, sales, use, excise, real property transfer or gain, gross receipts, goods and services, purchase, documentary, stamp, registration, retailer occupation or other similar Taxes arise by reason of the consummation of the transactions contemplated by this Agreement (“Transfer Taxes”), the Seller shall be responsible for, and bear and pay, any such Transfer Taxes (and the Seller and each of its Affiliates shall indemnify, defend and hold harmless the Buyer and its Affiliates against any such Transfer Taxes). Any Tax Return that must be filed with respect to Transfer Taxes will be prepared and filed when due by the Party primarily or customarily responsible under the applicable Law for the filing of such Tax Returns. The Parties will reasonably cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes.
5.8.
Expenses. Except as otherwise expressly set forth herein, each Party hereto shall be solely responsible for and shall bear all of its own costs and expenses incident to its obligations under and in respect of this Agreement and the transactions contemplated hereby, including any such costs and expenses incurred by any Party in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement (including the fees and expenses of legal counsel, accountants, investment bankers or other representatives and consultants), whether or not the transactions contemplated hereby are consummated.
5.9.
Specific Performance. Each of the Parties acknowledges and agrees that the Buyer would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. Accordingly, each of the Parties agrees that the Buyer shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court in the United States or in any state having jurisdiction over the Parties and the matter in addition to any other remedy to which it may be entitled pursuant hereto.
5.10.
Tax Treatment of Indemnification Payments. For U.S. federal income tax purposes (and applicable U.S. state and local and non-U.S. income Tax purposes), the Parties shall treat any indemnification payments made pursuant to this Article 5 as adjustments to the Total Consideration unless otherwise required by applicable law.
Article 6

MISCELLANEOUS
6.1.
Definitions. Capitalized terms used in this Agreement shall have the meanings ascribed to them in this Section 6.1 unless such terms are defined elsewhere in this Agreement:
“Accounting Principles” means GAAP except as set forth on Schedule 3.4(a).
“Affiliate” of any particular Person, means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession,

directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities or otherwise.
“AI Solutions” means artificial intelligence, machine learning and similar solutions, systems and technologies, including (a) proprietary algorithms, technologies, software or systems that make use of or employ neural networks, natural language processing, statistical learning algorithms, or reinforcement learning; (b) proprietary embodied artificial intelligence and related hardware or technologies; (c) underlying training, validation, and test data-sets, whether raw, pre-processed or enhanced, and associated metadata and informational content derived from such data sets which identify, comment or otherwise derive information from such data sets, such as tags and labels; and (d) models whether trained or untrained, including weights, parameters and structure or architecture.
“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977, and similar Laws and orders, decrees, judgments, injunctions, or awards relating to anti-bribery or anti-corruption, in each case as applicable to the Company Group.
“Business” means the business of designing, engineering, manufacturing, assembling, marketing, selling or servicing modular data center and high-performance computing infrastructure equipment and related power and cooling solutions.
“Business Product” means all products, including any of the foregoing currently in development, from which the Business has derived within the three years preceding the date hereof, is currently deriving or is scheduled to derive, revenue from the sale, license, maintenance or provision thereof.
“Business Product Data” means all data and information, including Personal Data, whether in electronic or any other form or medium, that is accessed, collected, used, processed, stored, shared, distributed, transferred, disclosed, destroyed, or disposed of by any of the Business Products.
“Cash” means, with respect to any Person, as of any time of determination, (a) the cash and cash equivalents of such Person (net of restricted cash, customer deposits or prepayments received in the ordinary course of business for goods or services to be delivered after the Closing (except as set forth in clause (b) of this definition), and issued but uncleared checks and drafts), minus (b) customer prepayments from IntelliedgeAI pursuant to the IntelliedgeAI Purchase Orders (except to the extent that such prepayment amounts were used to pay bona fide third party payables in respect of inventory or equipment required to perform the Company’s obligations under the IntelliedgeAI Purchase Orders, to the reasonable satisfaction of Buyer), calculated (x) in accordance with the Accounting Principles and (y) in a consistent manner.
“Catchup Earnout Percentage” means an amount equal to a fraction, the numerator of which is the Revenue Amount in the Catchup Earnout Year, and the denominator of which is the Revenue Target for the Catchup Earnout Year.
“Catchup Earnout Year” means the 12-month period ending on December 31, 2029.

“Code” means the Internal Revenue Code of 1986, as amended.
“Company Group” means, collectively, the Company and each of its Subsidiaries.
“Consolidated Group” means any affiliated, combined, consolidated, unitary or similar group with respect to any Taxes, including any affiliated group within the meaning of Section 1504 of the Code electing to file consolidated U.S. federal income Tax Returns and any similar group under U.S. state or local or non-U.S. law.
“Contract” means, with respect to any Person, any contract, license, agreement, commitment, purchase order, note, bond, mortgage, indenture, lease or other property agreement, partnership or joint venture agreement or other legally binding agreement, whether oral or written, applicable to any Person or its properties or assets.
“Data Security Requirements” means all of the following to the extent relating to data treatment (including the access, collection, storage, transfer, processing and use of data) or otherwise relating to privacy, security, or security breach notification requirements and applicable to the conduct of the Company Group, or to any of the Business Systems or any Business Product Data: (e) the Company Group members’ own rules, policies, and procedures; (f) all applicable Laws, rules and regulations, including any relating to privacy, data protection and the collection and use of Personal Data, health information and user information gathered or accessed in the course of the operations of the Business; (g) industry standards applicable to the industry in which the Business operates (including, if applicable, the Payment Card Industry Data Security Standard (PCI DSS)); and (h) Contracts into which a Company Group member has entered or by which it is otherwise bound.
“Decommissioning” means the cessation of all or part of any operations of any Leased Real Property or any assets of the Company Group or otherwise any other decommissioning of any relevant plant or equipment, including as may be required under applicable laws, any title documents or lease agreements relating to the Leased Real Property or any assets of the Company Group and any other agreement or obligation relating to possible cessation of operations.
“Earnout Amount” means the First Earnout Amount, the Second Earnout Amount, the Second Earnout Catchup Amount and/or the Earnout Catchup Amount, respectively.
“Earnout Catchup Amount” means, (i) if the Catchup Earnout Percentage is greater than 100% and the sum of the First Earnout Amount, the Second Earnout Amount and the Second Earnout Catchup Amount was less than $40,000,000, an amount equal to the sum of (A) $40,000,000 multiplied by the lesser of (x) 100% and (y) (1) if the Earnout Catchup Percentage is less than 80%, zero, or (2) if the Earnout Catchup Percentage is equal to or greater than 80%, the Earnout Catchup Percentage, minus (B) the sum of the First Earnout Amount, the Second Earnout Amount and the Second Earnout Catchup Amount, or (j) if the Catchup Earnout Percentage is equal to or less than 100% or the sum of the First Earnout Amount, the Second Earnout Amount and the Second Earnout Catchup Amount was equal to $40,000,000, zero.
“Earnout Catchup Percentage” means a fraction, the numerator of which is the aggregate Revenue Amount in the First Earnout Year, the Second Earnout Year and the Catchup

Earnout Year, and the denominator of which is the aggregate Revenue Target for the First Earnout Year, the Second Earnout Year and the Catchup Earnout Year.
“Employee Benefit Plan” means, any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA), any severance, incentive or bonus, retention, change in control, deferred compensation, profit sharing, retirement, welfare, post-employment welfare, vacation or paid-time-off, stock purchase, stock option or equity incentive plan, policy, program, agreement or arrangement, and each other compensation or employee benefit plan, policy, program, agreement or arrangement.
“Encumbrance” means any lien, mortgage, pledge, security interest, charge or encumbrance of any kind, whether voluntary or involuntary (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest) and, with respect to Seller’s Equity Interests, any option or other right to purchase or any restriction on voting or other rights.
“Environment” means all or any part of the forms of (k) fauna, flora, or natural resources; (l) surface or subsurface waters, including sea, water under or within land or in drains or sewers and coastal and inland waters; (m) land, soil, ground, surface or subsurface strata; (n) ambient air, including within other natural or man-made structures, whether above or below ground; or (o) any other environmental medium.
“Environmental and Safety Requirements” means, whenever in effect, all Laws, orders, decrees, judgments, injunctions, or awards, and contractual obligations concerning public health and safety (to the extent relating to exposure to Hazardous Materials), worker health and safety, Hazardous Materials, remediation of pollution or contamination and protection of the environment or natural resources, including all those relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, Release, threatened Release, control or cleanup of or exposure to any Hazardous Materials and including all those relating to obtaining, maintaining and renewing all Authorizations necessary for the operations of the Company Group as currently conducted.
“Environmental Conditions” means any known or unknown, actual or potential condition or circumstance resulting from one or more actions, omissions, circumstances or events that exists or may exist or have existed with respect to the Environment, air, land, groundwater or surface water or facilities, procedures, practices, or equipment which: (p) is not or is alleged to be not in compliance with Environmental and Safety Requirements; (q) has or is alleged to have given rise to a liability under Environmental and Safety Requirements; (r) is subject to Remediation or Decommissioning under Environmental and Safety Requirements; or (s) is or is alleged to be damaging or to pose an actual or potential threat to the Environment, property, natural resources, human health, welfare, or safety.
“Environmental Lien” means an Encumbrance, either recorded or unrecorded, in favor of any Governmental Authority, relating to any liability of a Person arising under Environmental and Safety Requirements.

“Equity Interest” means (t) any share, capital stock, partnership interest, membership interest, unit or similar equity interest or other ownership interest in any Person, in each case issued, granted, entered into, agreed to or authorized by such Person, including stock appreciation, phantom stock or equity, profit participation, liquidity event participation and similar rights and including any securities or instruments convertible into or exchangeable for any of the foregoing, and (u) warrants, calls, options, purchase or repurchase rights, subscription rights or other commitments or rights to acquire from such Person, or other obligations of such Person to issue, any of the foregoing.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Exchange Act” means the Securities Exchange Act of 1934.
“Export Control Laws” means all applicable Laws relating to (v) the importation of merchandise or other items (including, technology, services, and software), including Laws administered by U.S. Customs and Border Protection or the U.S. Department of Commerce, and (w) the exportation or re-exportation of items (including technology, services, and software), including those administered by the U.S. Department of Commerce or the U.S. Department of State.
“First Cumulative Earnout Percentage” means an amount equal to a fraction, the numerator of which is the Revenue Amount in the First Earnout Year, and the denominator of which is the sum of (a) Revenue Target for the First Earnout Year and (b) Revenue Target for the Second Earnout Year.
“First Earnout Amount” means (x) if the First Cumulative Earnout Percentage is greater than 80%, an amount equal to $40,000,000 multiplied by the lesser of (x) 100% and (y) the First Cumulative Earnout Percentage, (y) if the First Cumulative Earnout Percentage is equal to or less than 80% and the First Earnout Percentage is equal to or greater than 80%, an amount equal to $20,000,000 multiplied by the lesser of (x) 100% and (y) the First Earnout Percentage, or (z) if the First Earnout Percentage is less than 80%, zero.
“First Earnout Percentage” means an amount equal to a fraction, the numerator of which is the Revenue Amount in the First Earnout Year, and the denominator of which is the Revenue Target for the First Earnout Year.
“First Earnout Year” means the 12-month period ending on December 31, 2027.
“GAAP” means the United States generally accepted accounting principles and practices as in effect from time to time.
“Governmental Authority” means any (aa) nation, region, state, county, city, town, village, district or other jurisdiction; (bb) federal, state, local, municipal, foreign or other government; (cc) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department or other entity and any court or other tribunal); (dd) multinational organization; or (ee) body exercising, or entitled to exercise, any administrative, arbitration, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.
“Hazardous Material” means any material, substance, or waste that is regulated as toxic or hazardous, or as a pollutant or contaminant under Environmental and Safety Requirements, including petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise, radiation or other radioactive materials, lead, and per- and polyfluoroalkyl substances.
“Indebtedness” means, with respect to any Person, without duplication, (ff) all indebtedness for borrowed money; (gg) that portion of obligations with respect to capital leases that is properly classified as a liability on a balance sheet in conformity with the Accounting Principles (excluding, for the avoidance of doubt, obligations under leases that would have been classified as operating leases under GAAP as in effect prior to the adoption of ASC 842); (hh) deferred revenue, notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (ii) any obligation owed for all or any part of the deferred purchase price of property or services if the purchase price is due more than six months from the date the obligation is incurred or is evidenced by a note or similar written instrument; (jj) all indebtedness secured by any Encumbrance on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; (kk) all guarantees by such Person of obligations of any other Person of the types described in clauses (a) through (e); (ll) any accrued and unpaid interest on, and any prepayment premiums, penalties or similar charges in respect of, any of the foregoing obligations; (mm) accrued and unpaid Taxes attributable to any Pre-Closing Tax Period and for the portion of any Straddle Period ending on and including the Closing Date, without duplication of any amounts indemnifiable under Section 6 and (nn) any declared but unpaid dividends or other distributions; provided, that clause (c) shall not include customer deposits or prepayments received in the ordinary course of business for goods or services to be delivered after the Closing.
“Intellectual Property Licenses” means all licenses, sublicenses and other agreements either by or through which other Persons grant the Company Group exclusive or non-exclusive rights or interests in or to, or through which the Company Group grants to any other Person exclusive or non-exclusive rights or interests in or to, any Intellectual Property Rights that are used or held for use in connection with the Business.
“Intellectual Property Rights” means any and all of the following in any jurisdiction throughout the world: (oo) trademarks, service marks, trade dress and logos, including all applications, registrations and renewals, and the goodwill connected with the use of and symbolized by the foregoing; (pp) copyrights, including all applications, registrations and renewals, and works of authorship, whether or not copyrightable; (qq) trade secrets and other confidential information (including technical data, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), know-how, processes, methods, data, ideas, research and development; (rr) inventions, patents and patent applications together with all reissuances, continuations, continuations-in-part, divisions, supplementary protection certificates, extensions and re-examinations thereof; (ss) websites and internet domain name registrations; (tt) social media assets including usernames, keywords, tags, and other social media identifiers, along with all other account and profile information and all administrator rights for all social media sites and all goodwill associated therewith; (uu) Software; (vv) the right to bring any cause of action related to past, present, or future infringement, misappropriation, or violation of the foregoing; (ww) all other intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing; and (xx) all copies and tangible embodiments of any of the foregoing (in whatever form or medium).
“IntelliedgeAI” means IntelliedgeAI, Inc.
“Intelliedge AI 12MW Purchase Order” means an executed purchase order for a 12.0 Megawatt deployment on the terms and conditions substantially similar to that certain quote dated September 2, 2026 (other than proportional reduction in scope to 12.0 Megawatt sizing) between the Company and IntelliedgeAI.
“IntelliedgeAI Purchase Orders” means (a) that certain executed purchase order dated as of August 5, 2026 and (b) the IntelliedgeAI 12MW Purchase Order, in each case between the Company and IntelliedgeAI.
“Knowledge” means, with respect to the Company Group, the actual knowledge, after reasonable inquiry, of Stanislav Dyshko, Sergey Shelest, Mike Nixon, and Vitaly Matsko, and with respect to the Seller, the actual knowledge, after reasonable inquiry, of the Seller.
“Material Contract” means any Contract to which a Company Group member is party or to which a Company Group member or any of its assets is bound that is a Contract of the types described in Section 3.7(a) or is otherwise material to the Company Group.
“Organizational Documents” means, with respect to a particular Person (other than a natural person), the certificate or articles of incorporation, the certificate or articles of organization, bylaws, stockholders agreement, voting agreement, partnership agreement, limited liability company agreement, operating agreement, trust agreement or similar organizational document or agreement, as applicable, of such Person.
“Parent” means AirJoule Technologies Corporation, a Delaware corporation.
“Parent Stock” means common stock of Parent, par value $0.0001 per share.
“Parent Stock Earnout Value” means, with respect to the shares of Parent Stock issued pursuant to Section 1.4(a)(i), a price per share equal to the greater of (x) $4.84 and (y) the volume weighted average closing price of the Parent Stock for the trailing 15 trading days prior to the achievement of the applicable Earnout Amount.
“Parent Stock Indemnity Value” means the volume weighted average closing price of the Parent Stock for the trailing 20 days prior to the final determination of such indemnification claim.
“Permitted Encumbrance” means (yy) any statutory Encumbrance arising in the ordinary course of business by operation of Law with respect to a liability that is not yet due or delinquent; (zz) any statutory Encumbrance for current period Taxes which are not yet due and payable or Taxes that are being contested in good faith and for which adequate reserves have been established on the Financial Statements in accordance with GAAP, and if so contested and reserved, that are scheduled on Schedule 6.1(b); and (aaa) all Encumbrances that will be paid-off in full or will otherwise cease to exist at or before the time of Closing.
“Person” means an individual, corporation, limited liability company, partnership, joint venture, trust or unincorporated organization or association or other form of business enterprise or a Governmental Authority.
“Personal Data” means a natural person’s name, street address, telephone number, e-mail address, photograph, social security number or tax identification number, driver’s license number, passport number, credit card number, bank information, or biometric identifiers or any other piece of information that, alone or in combination with other information, can be used to identify and/or contact a natural person or a household.
“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date.
“Proceeding” means any notice, claim, cause of action, charge, complaint, demand, action, suit, proceeding, audit, arbitration, investigation, request for information, administrative order, or hearing.
“Release” means any spilling, leaking, pumping, pouring, placing, emitting, emptying, discharging, injecting, escaping, leaching, migrating, abandoning, discarding, dumping, or disposing into the Environment.
“Remediation” means any works, measures or action, including inspections, investigations (including intrusive investigations), assessments, audits, sampling and monitoring, the purpose of which is to prevent, remove, remedy, restore (including any infilling, landscaping, hardscaping and/or similar), clean-up, abate, ameliorate, contain or mitigate any Environmental Condition.
“Revenue Amount” means, for each applicable year, the realized revenue of the Business of the Company Group, determined in accordance with GAAP and the principles set forth on Schedule 6.1(a).
“Revenue Target” means, for the First Earnout Year, $30,035,000, for the Second Earnout Year, $63,625,000, and for the Catchup Earnout Year, $63,625,000.
“Sanctioned Person” means any Person that is, at any time: (bbb) listed on any Sanctions Laws-related list of designated or blocked persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union, or the United Kingdom; (ccc) located or resident in or organized under the Laws of a country or territory that is the subject of comprehensive restrictive Sanctions Laws from time to time (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, and certain regions of Ukraine); (ddd) otherwise the subject or target of sanctions or blocking measure under applicable Sanctions Laws; or (eee) 50% or more owned or controlled by a person or persons described in the foregoing.

“Sanctions Laws” means the Arms Export Control Act (22 U.S.C. Chapter 39), the International Traffic in Arms Regulations (22 C.F.R. Parts 120-130), the Export Control Reform Act of 2018 (50 U.S.C. Chapter 58), the Export Administration Act of 1979 (50 U.S.C. Chapter 56), the Export Administration Regulations (15 C.F.R. Parts 730-774), regulations promulgated by the Office of Foreign Assets Control (31 C.F.R. Parts 500-599) and corresponding enabling statutes, including but not limited to the International Emergency Economic Powers Act (50 U.S.C. Chapter 35) and the Trading With the Enemy Act (50 U.S.C. Chapter 53), antiboycott laws, rules, and regulations administered by the U.S. Department of Commerce’s Bureau of Industry and Security and U.S. Department of the Treasury’s Internal Revenue Service, customs and import Laws administered by U.S. Customs and Border Protection, and any similar export control, economic sanctions, antiboycott, import, or customs Laws of any country in which the Company Group performs activities.
“Second Cumulative Earnout Percentage” means an amount equal to a fraction, the numerator of which is the sum of the Revenue Amount in the First Earnout Year and the Revenue Amount in the Second Earnout Year, and the denominator of which is the sum of (a) the Revenue Target for the First Earnout Year and (b) the Revenue Target for the Second Earnout Year.
“Second Earnout Amount” means (fff) if the Second Earnout Percentage is equal to or greater than 80%, an amount equal to the sum of (A) $20,000,000 multiplied by the lesser of (x) 100% and (y) the Second Earnout Percentage, minus (B) (x) if the First Earnout Amount was greater than $20,000,000, an amount equal to the First Earnout Amount minus $20,000,000 or (y) if the First Earnout Amount was less than or equal to $20,000,000, zero, or (ggg) if the Second Earnout Percentage is less than 80%, zero.
“Second Earnout Catchup Amount” means, if the Second Earnout Percentage is greater than 100% and the First Earnout Amount was less than $20,000,000, an amount equal to (a) $40,000,000 multiplied by (x) if the Second Cumulative Earnout Percentage is less than 80%, zero, or (y) if the Second Cumulative Earnout Percentage is equal to or greater than 80%, the lesser of 100% and the Second Cumulative Earnout Percentage, minus (b) the sum of the First Earnout Amount and the Second Earnout Amount; provided, that (i) in no event shall the Second Earnout Catchup Amount exceed the amount by which $20,000,000 exceeds the First Earnout Amount, and (ii) if the Second Earnout Percentage is equal to or less than 100% or the First Earnout Amount was equal to or greater than $20,000,000, the Second Earnout Catchup Amount shall be zero.
“Second Earnout Percentage” means an amount equal to a fraction, the numerator of which is the Revenue Amount in the Second Earnout Year, and the denominator of which is the Revenue Target for the Second Earnout Year.
“Second Earnout Year” means the 12-month period ending on December 31, 2028.
“Securities Act” means the Securities Act of 1933.
“Seller Taxes” means any and all: (hhh) Taxes imposed on or with respect to Seller or any of its Affiliates; (iii) Taxes imposed on any Company Group member, or for which any Company Group member may otherwise be liable, for any Pre-Closing Tax Period and for the portion of any Straddle Period ending on and including the Closing Date (determined in accordance with Section 5.7(c)); (jjj) Taxes resulting from any breach of any representation or warranty set forth in this Agreement to the extent related to Taxes (determined without regard to any materiality or Knowledge qualifiers or any scheduled items) or a breach by Seller of any covenant relating to Taxes set forth in this Agreement; (kkk) Taxes of any Consolidated Group (or any member thereof, other than a Company Group member) of which any Company Group member (or any predecessor of any Company Group member) is or was a member on or prior to the Closing Date by reason of Treasury Regulations § 1.1502-6(a) or any analogous or similar U.S. state or local or non-U.S. law; (lll) Taxes of any other Person for which any Company Group member is or has been liable as a transferee or successor, by Contract, or otherwise, resulting from events, transactions or relationships occurring or existing prior to the Closing; (mmm) Transfer Taxes; and (nnn) payroll or withholding Taxes, income or franchise Taxes, social security, Medicare, unemployment, or employment Taxes, or other similar Taxes resulting from the transactions contemplated by this Agreement or any payments made in connection therewith; provided that no amount of such Tax will constitute a Seller Tax to the extent such amount of Tax was taken into account as a liability in the final determination of Indebtedness.
“Software” means all computer software (in object code or source code format), data and databases, and related documentation and materials.
“Straddle Period” means any taxable period beginning on or before and ending after the Closing Date.
“Subscription Agreement” means that certain Subscription Agreement, substantially in the form attached hereto as Exhibit C, to be entered into by Parent and the Seller at Closing with respect to the issuance of the Parent Stock Consideration, the shares of Parent Stock issuable in satisfaction of the Earnout Amounts, and the other matters set forth therein, including the guarantee by Parent contained therein.
“Subsidiary” means, with respect to any Person, (ooo) any corporation, partnership, limited liability company or other entity, a majority of the Equity Interests of which having voting power under ordinary circumstances to elect at least a majority of the board of directors or other Persons performing similar functions, is at the time owned or controlled, directly or indirectly, by such Person or by one or more of the other direct or indirect Subsidiaries of such Person or a combination thereof (regardless of whether, at the time, Equity Interests of any other class or classes will have, or might have, voting power by reason of the occurrence of any contingency); (ppp) a partnership in which such Person, or any direct or indirect Subsidiary of such Person, is a general partner; or (qqq) a limited liability company in which such Person, or any direct or indirect Subsidiary of such Person, is a managing member or manager.
“Tax” or “Taxes” means (rrr) any taxes, assessments, fees, unclaimed property and escheat obligations, and other governmental charges imposed by any Governmental Authority, including income, profits, gross receipts, net proceeds, alternative or add-on minimum, ad valorem, real property (including assessments, fees or other charges imposed by any Governmental Authority that are based on the use or ownership of real property), personal property (tangible and intangible), value added, turnover, sales, use, environmental, stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, social contributions, fuel, excess or windfall profits, occupational, premium, severance, estimated, or other charge of any kind whatsoever, including any interest, penalty, or addition thereto or with respect to any Tax Return, and whether disputed or not; (sss) any liability for the payment of any amounts of the type described in clause (a) as a result of being a member of a Consolidated Group for any period; and (ttt) any liability for the payment of any amounts of the type described in clauses (a) or (b) as a result of the operation of law or any express or implied obligation to indemnify any other Person.
“Tax Return” means any return, report, statement, election, document, estimated tax filing, declaration, claim for refund, property tax rendition, information return or other filing relating to Taxes, filed or required to be filed, including any schedule or attachment thereto, and including any amendment thereof.
“Transaction Document” means this Agreement and each other agreement, document, instrument or certificate contemplated by or executed in connection with this Agreement.
“Transaction Expenses” means the aggregate amount of all out-of-pocket fees and expenses, incurred by or on behalf of the Seller, the Company or any Affiliate thereof in connection with the negotiation, preparation or execution of this Agreement and any documents or agreements contemplated hereby, the performance or consummation of the transactions contemplated hereby or thereby, and/or relating to bonuses, in each case, that have not been paid, including (uuu) fees and expenses associated with obtaining waivers, consents or approvals of any governments or governmental agencies or third parties on behalf of the Seller or the Company Group; (vvv) any fees or expenses associated with obtaining the release and termination of any Encumbrances; (www) all brokers’ or finders’ fees and liabilities related thereto; (xxx) fees and expenses of counsel, advisors, consultants, investment bankers, accountants, auditors and experts; (yyy) all sale, change-of-control, “stay-around,” retention, or similar bonuses or payments to current or former directors (or other equivalent Persons), employees and other service providers of the Company Group paid as a result of or in connection with the transactions contemplated hereby and any Taxes payable in connection therewith; and (zzz) any expenses or Taxes borne or to be borne by the Seller or the Company Group as a result of the transactions contemplated hereby.
“Treasury Regulations” means the final and temporary regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code.
6.2.
Assignment. This Agreement and the rights under this Agreement may not be assigned by the Buyer without the prior written consent of the Seller; provided, however, that the Buyer may assign, without the Seller’s consent, the provisions and benefits of this Agreement to any Affiliate or to a transferee or buyer in a sale of the Company, and the Seller hereby consents to any such assignment; provided that any such assignment shall not relieve Buyer of any obligation to pay the Deferred Consideration or any Earnout Amount, if applicable, unless such assignment is to a third party in connection with a bone fide sale of the Company and such third party assumes the obligation to, and has the financial capacity to, pay the Deferred Consideration or any Earnout Amount, if applicable. This Agreement and the rights hereunder may not be assigned by any Seller without the prior written consent of Buyer. Subject to the foregoing, this

Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and assigns.
6.3.
Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly received when (a) delivered personally to the recipient, (b) delivered to the recipient through electronic means (including by electronic mail); provided that no automatic response is received indicating such communication was not actually received, or (c) one business day after it is sent to the recipient by reputable express courier service (charges prepaid), and addressed to the intended recipient as set forth below:

If to the Seller:

Stanislav Dyshko
604 S, Alabama Avenue

Chesnee, SC 29323
Attention: Stanislav Dyshko
Email: stas.bitsink@gmail.com

With a copy to (which shall not constitute notice):

Zarif Law Group P.C.
808 Springwood Avenue, Suite 110

Asbury Park, NJ 07712
Attention: Morris C. Zarif, Esq.
Email: mzarif@zariflg.com

If to the Buyer:

AirJoule Technologies LLC
34361 Innovation Drive

Ronan, MT 59864
Attention: Chief Legal Officer
Email: chad.macdonald@airjouletech.com

With a copy to (which shall not constitute notice):

Vinson & Elkins L.L.P.
200 West 6th Street, Suite 2500
Austin, TX 78701
Attention: Michael Gibson
Email: mgibson@velaw.com

Any Party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address or electronic mail address set forth above using any other means, but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address or electronic mail address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

6.4.
Governing Law; Consent to Jurisdiction.
(a)
Governing Law. This Agreement shall be governed by and construed in accordance with the domestic Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.
(b)
Consent to Jurisdiction. The Parties agree that jurisdiction and venue in any action brought by any Party pursuant to this Agreement shall properly (but not exclusively) lie in any state and federal courts located in the State of Delaware. By execution and delivery of this Agreement, each Party irrevocably submits to the jurisdiction of such courts for itself and in respect of its property with respect to such action. The Parties irrevocably agree that venue would be proper in such court, and hereby waive any objection that such court is an improper or inconvenient forum for the resolution of such action. The Parties further agree that the mailing by certified or registered mail, return receipt requested, of any process required by any such court shall constitute valid and lawful service of process against them, without necessity for service by any other means provided by statute or rule of court.
6.5.
Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Seller, and any amendment approved in accordance with the foregoing shall be binding on each Party to this Agreement. All waivers of rights under this Agreement shall be in writing, and no waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty, covenant or agreement hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.
6.6.
Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person. Nothing in the Schedules dated as of the date hereof and delivered herewith by the Seller to the Buyer shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant. In addition, each of the Parties acknowledges and agrees that any purchase price adjustments as a result of the application of any provision of this

Agreement do not prejudice or limit in any respect whatsoever any Party’s rights under any other provision of this Agreement or pursuant to any other applicable requirements of Law. The words “include,” “including” and other words of similar import when used herein shall not be deemed to be terms of limitation but rather shall be deemed to be followed in each case by the words “without limitation.”
6.7.
General. This Agreement, which includes the Schedules and the Exhibits hereto and the other documents, agreements and instruments executed and delivered pursuant to this Agreement, contains the entire agreement between the Parties hereto with respect to the transactions contemplated by this Agreement and supersedes all prior arrangements, agreements or understandings with respect thereto, whether written or oral (including that certain non-binding term sheet dated July 29, 2026, between Buyer, Seller, and the Company). The descriptive headings of this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement. Any waiver of any term or condition of this Agreement, or any amendment or supplementation of this Agreement, shall be effective only if in writing and signed by the Parties. A waiver of any breach or failure to enforce any of the terms or conditions of this Agreement shall not in any way affect, limit or waive a Party’s rights hereunder at any time to enforce strict compliance thereafter with every term or condition of this Agreement. If any term or provision of this Agreement shall, in any jurisdiction, be invalid or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable such term or provision in any other jurisdiction, or affecting any other provision of this Agreement. This Agreement may be executed in any number of counterparts (including by electronic signature (e.g., DocuSign)), and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

[Signature pages follow.]

IN WITNESS WHEREOF, the undersigned have executed and delivered this Securities Purchase Agreement as of the date first above written.

COMPANY:

BITSINK LLC

By: /s/ Stanislav Dyshko

Name: Stanislav Dyshko

Title: Owner

1-1

IN WITNESS WHEREOF, the undersigned have executed and delivered this Securities Purchase Agreement as of the date first above written.

SELLER:

/s/ Stanislav Dyshko

Stanislav Dyshko

1-2

IN WITNESS WHEREOF, the undersigned have executed and delivered this Securities Purchase Agreement as of the date first above written.

BUYER:

AIRJOULE TECHNOLOGIES LLC

By: /s/ Stephen S. Pang

Name: Stephen S. Pang

Title: Chief Financial Officer

1-3

Schedule 1

SCHEDULE OF SELLERS

Seller	Transferred Interests	Closing Date Cash Consideration
Stanislav Dyshko	100% of the issued and outstanding Equity Interests of the Company.	$13,845,629.34

1-4

SCHEDULE 1.4(a)(iii)

SAMPLE EARNOUT AMOUNT CALCULATIONS

A.
Sample Calculations of Earnout Amounts

SCENARIO 1: BitSink achieves 100% of both 2027 and 2028 revenue targets
	First Earnout Year	Second Earnout Year	Catchup Earnout Year
Revenue Targets	$30,035,000	$63,625,000
% of Revenue Targets Achieved	100.0%	100.0%
Revenue Achieved	$30,035,000	$63,625,000

Earnout Achieved	$20,000,000	$20,000,000
Total Earnout Achieved	$40,000,000

SCENARIO 2: BitSink achieves 100% of 2027 revenue target; >80% of 2028 revenue target; catches up remaining earn out in 2029
	First Earnout Year	Second Earnout Year	Catchup Earnout Year
Revenue Targets	$30,035,000	$63,625,000	$63,625,000
% of Revenue Targets Achieved	100.0%	80.0%	120.0%
Revenue Achieved	$30,035,000	$50,900,000	$76,350,000

Earnout Achieved	$20,000,000	$16,000,000	$4,000,000
Total Earnout Achieved	$40,000,000

SCENARIO 3: BitSink achieves 100% of 2027 revenue target; <80% of 2028 revenue target; catches up remaining earn out in 2029
	First Earnout Year	Second Earnout Year	Catchup Earnout Year
Revenue Targets	$30,035,000	$63,625,000	$63,625,000
% of Revenue Targets Achieved	100.0%	79.0%	121.0%
Revenue Achieved	$30,035,000	$50,263,750	$76,986,250

1.4(a)(iii)-1

Earnout Achieved	$20,000,000	$0	$20,000,000
Total Earnout Achieved	$40,000,000

SCENARIO 4: BitSink achieves <80% of 2027 revenue target; >80% of 2028 revenue target; and catches up remaining earn out in 2029
	First Earnout Year	Second Earnout Year	Catchup Earnout Year
Revenue Targets	$30,035,000	$63,625,000	$63,625,000
% of Revenue Targets Achieved	79.0%	80.0%	129.9%
Revenue Achieved	$23,727,650	$50,900,000	$82,657,350

Earnout Achieved	$0	$16,000,000	$24,000,000
Total Earnout Achieved	$40,000,000

SCENARIO 5: BitSink achieves total $93.6M revenue target in 2027
	First Earnout Year	Second Earnout Year	Catchup Earnout Year
Aggregate Revenue Targets	$93,660,000
% of Aggregate Revenue Targets Achieved	100.0%
Revenue Achieved	$93,660,000

Earnout Achieved	$40,000,000
Total Earnout Achieved	$40,000,000

SCENARIO 6: BitSink achieves less than the total $93.6M revenue target in 2027; 100% of annual revenue target in 2028
	First Earnout Year	Second Earnout Year	Catchup Earnout Year
Aggregate Revenue Targets	$93,660,000	$63,625,000
% of Aggregate Revenue Targets Achieved	80.0%	100.0%
Revenue Achieved	$74,928,000	$63,625,000

Earnout Achieved	$20,000,000	$20,000,000

1.4(a)(iii)-2

Total Earnout Achieved	$40,000,000

SCENARIO 7: BitSink achieves less than the total $93.6M revenue target in 2027; >80% of annual revenue target in 2028, catches up remaining earn out in 2029
	First Earnout Year	Second Earnout Year	Catchup Earnout Year
Aggregate Revenue Targets	$93,660,000	$63,625,000	$63,625,000
% of Aggregate Revenue Targets Achieved	80.0%	80.0%	100.0%
Revenue Achieved	$74,928,000	$50,900,000	$63,625,000

Earnout Achieved	$20,000,000	$16,000,000	$4,000,000
Total Earnout Achieved	$40,000,000

SCENARIO 8: BitSink achieves less than the total $93.6M revenue target in 2027; <80%% of annual revenue target in 2028, catches up remaining earn out in 2029
	First Earnout Year	Second Earnout Year	Catchup Earnout Year
Aggregate Revenue Targets	$93,660,000	$63,625,000	$63,625,000
% of Aggregate Revenue Targets Achieved	80.0%	79.0%	150.4%
Revenue Achieved	$74,928,000	$50,263,750	$95,718,250

Earnout Achieved	$20,000,000	$0	$20,000,000
Total Earnout Achieved	$40,000,000

1.4(a)(iii)-3

SCHEDULE 3.4(a)

ACCOUNTING PRINCIPLES

3.4(a)-1

SCHEDULE 5.6(a)(vi)

SPECIFIC INDEMNIFIED MATTERS

1.
Any and all Losses related to, arising out of, or in connection with the transfer, assignment or conveyance of the Transferred Assets from Arctic to the Company, including, but not limited to, any and all Losses arising from or related to (i) any litigation, arbitration or other legal action against Arctic or relating to the Transferred Assets, (ii) any Encumbrances or other claims of any nature on any of the Transferred Assets, (iii) Arctic’s failure, inability, or delay in transferring all Transferred Assets, and (iv) any other matter arising from Arctic’s ownership, use, operation, or maintenance of the Transferred Assets prior to the Closing. “Transferred Assets” means all Intellectual Property, contracts, permits, licenses, physical assets, intangible assets, and any other property or rights of any kind held by or attributable to Arctic Systems LLC (“Arctic”), including, for the avoidance of doubt, under the Bill of Sale dated August 14, 2026 with invoice number I_70404 and the Bill of Sale dated August 14, 2026 with invoice number I_70406, it being understood and agreed that such Transferred Assets have been transferred to the Company as of the Closing.
2.
As of immediately prior to the Closing and as determined in accordance with the Accounting Principles, the sum of the Company’s accounts payable, accrued expenses, customer deposits and other current liabilities, but excluding any prepayments or deposits captured in the definition of “Cash” and any Tax liabilities.

5.6(a)(vi)-1

Exhibit A

FORM OF ASSIGNMENT AGREEMENT

[See attached.]

1

Exhibit B

FORM OF SUBSCRIPTION AGREEMENT

[See attached.]

1